Exhibit 10.2

AMENDED AND RESTATED SENIOR MEZZANINE  LOAN AGREEMENT

Originally Closed on April 1, 2008

Amendment Effective as of August 22, 2008

between

THE BORROWERS NAMED HEREIN

collectively, as Borrower

and

THE LENDERS NAMED HEREIN

collectively, as Lender

i

AMENDED AND RESTATED SENIOR MEZZANINE LOAN AGREEMENT

This Amended and Restated Senior Mezzanine Loan Agreement (this “Agreement”) is effective as of August 22, 2008 (“Effective Date”) and is between GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (“GSMC”), as successor in interest to Goldman Sachs Commercial Mortgage Capital, L.P. (“GSCMC”), and CITICORP NORTH AMERICA, INC., a New York corporation (“Citigroup” and, together with GSMC and their respective successors and assigns, including any lawful holder of any portion of the Indebtedness (as hereinafter defined) collectively, “Lender”), as lender, and each REQUIRED EQUITY PLEDGOR (as hereinafter defined), AMERICAN FINANCIAL REALTY TRUST, a Maryland real estate investment trust (“AFRT”), GKK STARS ACQUISITION LLC, a Delaware limited liability company (“AFRT Owner”), FIRST STATES GROUP, L.P., a Delaware limited partnership (“Operating Partnership”), FIRST STATES GROUP, LLC, a Delaware limited liability company (“Operating Partnership GP” and together with Operating Partnership, Required Equity Pledgor, AFRT, AFRT Owner and Operating Partnership, collectively, jointly and severally, together with their respective permitted successors and assigns, “Borrower”), as borrower.

RECITALS

GSCMC, Citigroup and SL Green made the Loan (as hereinafter defined) to the Borrower on the Closing Date (the “Original Mezzanine Loan”) on the terms and conditions set forth in that certain Loan Agreement, dated as of April 1, 2008 (“Original Loan Agreement”).

GSCMC assigned its right, title and interest in the Loan to GSMC, and SL Green has assigned its right, title and interest in the Loan to GSCMC and Citigroup in exchange for a portion of the Junior Mezzanine Loan (as defined herein) and an additional portion Mortgage Loan.

Lender desires to bifurcate the Loan into two separate mezzanine loans, and Borrower and Lender desire to make certain modifications to the Original Loan Agreement.  In furtherance thereof, Lender and Borrower have agreed to amend and restate the Original Loan Agreement in its entirety.

Borrower and Lender agree that from and after the Effective Date, the terms, covenants and provisions of the Original Loan Agreement are hereby modified, amended, replaced, superseded and restated in their entirety so that henceforth the terms, covenants and provisions of this Agreement shall supersede the Original Loan Agreement.

Lender and Borrower therefore agree as follows:

DEFINITIONS

(a)           When used in this Agreement, the following capitalized terms have the following meanings:

“Acceptable Counterparty” means any counterparty to an Interest Rate Cap Agreement that has and maintains (a) either (i) a long-term unsecured debt rating or counterparty rating of A+ or higher from S&P, or (ii) a short-term unsecured debt rating of A-1 or higher from S&P, and (b) a long-term unsecured debt rating of Aa3 or higher from Moody’s.

 “Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person (and “unaffiliated” means not an Affiliate).

“Affiliated Release Price” has the meaning set forth in Exhibit I.

“AFRT Equity” means 100% of the real estate investment trust equity interests in AFRT.

“Aggregate Allocated Loan Amount” means, with respect to each Property listed in Schedule E, the amount set forth in Schedule E (which reflects the portion of the sum of (x) the Loan Amount (y) the Junior Mezzanine Loan Amount and (z) the initial Encumbered Property Debt allocated to such Property hereunder), subject to reduction to the extent necessary to reflect Borrower’s then direct or indirect interest therein with respect to any Joint Venture Property permitted hereunder.  The Aggregate Allocated Loan Amount of each Property not listed on Schedule E shall be zero.

“Agreement” means this Amended and Restated Senior Mezzanine Loan Agreement, as the same may from time to time hereafter be modified or replaced.

“Allocated Loan Amount” means, with respect to each Property, (x) the Aggregate Allocated Loan Amount, minus (y) the portion of the applicable Encumbered Property Debt allocated to such Property pursuant to the applicable Encumbered Property Debt Documents (but in no event shall the Allocated Loan Amount of any Property be less than zero).

“ALTA” means the American Land Title Association, or any successor thereto.

“Alteration” means any demolition, alteration, installation, improvement  or expansion of or to any of the Properties or any portion thereof other than (i) Tenant Improvements required under Leases, (ii) any demolition, alteration, installation, improvement or expansion performed in connection with the restoration of any of the Properties as a result of a Casualty or Condemnation, (iii) routine maintenance and repair worked performed at any of the Properties in the ordinary course of business, and (iv) any demolition, alteration, installation, improvement or expansion performed by any Tenant where such Tenant is entitled to do the same without obtaining the consent or approval of the relevant Property Owner pursuant to the applicable lease.

“Annual Budget” means a capital and operating expenditure budget for the Properties prepared by Borrower and specifying amounts sufficient to operate and maintain the Properties at a standard at least equal to that maintained on the Closing Date.

“Appraisal” means an as-is appraisal that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Approved Accounting Firm” means (i) PricewaterhouseCoopers, (ii) Deloitte & Touche, (iii) KPMG, (iv) The Schonbraun McCann Group, (v) Ernst & Young, (vi) Berdon LLP or any other independent accounting firm reasonably approved by Lender in writing.

“Approved Annual Budget” has the meaning set forth in Section 5.17.

“Approved Management Agreement” means, collectively or individually as the context may require, those certain Property Management Agreements listed on Schedule T, dated as of the Closing Date, between Borrower or a Property Owner and the initial Approved Property Manager, as the same may be modified or replaced in accordance herewith with the reasonable consent of Lender, and any other management agreement that is approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed, and with respect to which Lender receives Rating Confirmation.

“Approved Property Manager” means (i) Sponsor, SL Green Realty Corp. and their respective Affiliates, (ii) First States Management Corp, L.P., (iii) First States Services Management LLC, (iv) GKK Manager LLC, so long as it is an Affiliate of Sponsor, or (v) any other management company that is approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed, and with respect to which Lender receives Rating Confirmation, in each case unless and until Lender requests the termination of that management company pursuant to Section 5.10(d).

“Assignment” has the meaning set forth in Section 9.7(b).

“Assignment of Interest Rate Cap Agreement” means each collateral assignment of an interest rate cap agreement executed by Borrower and an Acceptable Counterparty in accordance herewith, each of which must be in the form executed by Borrower and the initial Acceptable Counterparty on the Closing Date, as the same may from time to time be modified or replaced in accordance therewith and herewith.

“Bankruptcy Code” has the meaning set forth in Section 7.1(d).

“Blocked Account” has the meaning set forth in Section 3.1(b).

“Blocked Account Agreement” has the meaning set forth in Section 3.1(b).

“Borrower” has the meaning set forth in the first paragraph of this agreement.

“Borrower’s knowledge,” “the knowledge of Borrower” and similar phrases shall (and shall be limited to) the actual (as distinguished from imputed or construction knowledge) of Edward J. Matey, Jr., Sonya A. Huffman, David Schonbraun, Andrew Levine and, with respect to leasing matters, Neil Kessner (and Borrower hereby represents that such individuals are charged with having knowledge regarding the Borrower and the Properties relevant to the representations made herein); provided, however, with respect to any use of this defined term as of a date after the Closing Date, “Borrower’s knowledge” and “the knowledge of Borrower” shall be deemed to include such knowledge of any Person who shall assume any actual or contemplated function of the foregoing persons in the context in which this defined term is being used as of the date with respect to which such knowledge is determined.  Lender acknowledges that the foregoing individuals are identified solely for the purpose of defining the scope of Borrower’s knowledge and not for the purpose of imposing personal liability or creating any duties running from any such individual to Lender.

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or its Servicer’s collection account are located are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean a day on which banks are open for dealing in foreign currency and exchange in London.

“Capital Expenditure” means hard and soft costs incurred by Borrower or its Affiliates with respect to replacements and capital repairs made to the Properties (including repairs to, and replacements of, structural components, roofs, building systems, parking garages, parking lots, and expenditures for building improvements or major repairs), Leasing Commissions and Tenant Improvements, in each case to the extent capitalized in accordance with GAAP.

“Cash Management Bank” means a depository institution selected by Lender in which Eligible Accounts may be maintained.  The initial Cash Management Bank shall be LaSalle Bank, N.A.

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of any Property.

“Certificates” means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan or the Mortgage Loan, as the case may be.

“Change of Control” means the occurrence of either or both of the following excluding any Transfer permitted in connection with joint ventures pursuant to Section 6.3(b) or Section 2.3: (i) the failure of any individual Borrower and/or Property Owner (other than a Joint Venture Owner or any subsidiary thereof) to be directly or indirectly 100% owned and controlled by Sponsor, or (ii) the failure of any Single-Purpose Equityholder (if any) to be directly or indirectly 100% owned and controlled by Sponsor.

“Closing Date” means April 1, 2008.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all assets owned from time to time by Borrower including (i) the AFRT Equity, (ii) the Encumbered Property Collateral, (iii) the Value Add Pool Equity, (iv) the Mortgage Loan Property Owner Equity, (v) the Other Ground Lease Collateral, (vi) the Revenues, (vii) all Distributions and (viii) all other tangible and intangible property in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

“Collateral Accounts” means, collectively, the Cash Management Account, any Blocked Account, the Loss Proceeds Account, the Environmental Escrow Account and any other Eligible Account established hereunder.

“Component Balance” has the meaning set forth in Section 1.3(c).

“Component Spread” has the meaning set forth in Section 1.3(c).

“Componentization Notice” has the meaning set forth in Section 1.3(c).

“Condemnation” means a taking or voluntary conveyance of all or part of any of the Properties or any interest in or right accruing to or use of any of the Properties, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York Metropolitan Statistical Area, All Items (1982-84=100), or any successor index thereto, approximately adjusted, and in the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information; and if the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Lender and Borrower, each acting reasonably, shall agree upon in writing.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss.

“Cooperation Agreement” means that certain Cooperation Agreement, dated as of the Closing Date, among Borrower, Lender and Sponsor, as the same may from time to time be modified or replaced in accordance herewith.

“Damages” to a party means any and all liabilities, obligations, losses, damages, penalties, assessments, actions, judgments, suits, claims, costs, expenses (including reasonable attorneys’ fees whether or not suit is brought), settlement costs and disbursements imposed on, incurred by or asserted against such party; provided, however, Damages shall exclude consequential damages incurred by Lender or Indemnified Parties, as the case may be.

“Dana Portfolio” means those certain Properties specified in Schedule Q, as modified from time to time to reflect any Transfer permitted pursuant hereto.

“Dana Excess Cash Flow” means, for so long as the Dana Portfolio, or any interest therein, shall be subject to the Liens of the Loan, all Distributions deposited into the Cash Management Account that are attributable to the Dana Portfolio.

“Dana Release Price” has the meaning set forth in Exhibit I.

“Debt” means, with respect to any Person, without duplication:

(i)            all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), including indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii)           all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

(iii)          all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions which are not yet due and payable;

(iv)          all Contingent Obligations of such Person;

(v)           all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements;

(vi)          all contractual indemnity obligations of such Person, other than those made in the ordinary course of business in connection with the provision of goods and services to one or more of the Properties; and

(vii)         any material actual or contingent liability to any Person or Governmental Authority with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

“Debt Service” means, with respect to any Test Period, the product of (x) the Principal Indebtedness plus the Junior Mezzanine Loan Principal Indebtedness as of the last day of such Test Period, times (y) the sum of the LIBOR Strike Rate plus the weighted average of the

Spread and the “Spread” under and as defined in the Junior Mezzanine Loan Agreement, times (z) a fraction, the numerator of which is 365 and the denominator of which is 360.

“Default” means the occurrence and uncured continuance of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Note or Note Component, the greater of (x) 4% per annum in excess of the interest rate otherwise applicable to such Note or Note Component hereunder and (y) 1% per annum in excess of the Prime Rate from time to time.

“Deferred Maintenance Conditions” means the immediate repair and similar maintenance items set forth in the Engineering Reports applicable to the Properties and delivered to Borrower on or prior to the Closing Date.

“Disposition Assets” means the real property listed on Schedule R.

“Distributions” means all (i) payments and distributions and (ii) proceeds (as defined in Article 9 of the UCC) in respect of the income, profits, payments, returns of capital, dividends and other distributions (whether in the form of cash or otherwise), in each case, actually distributed by the owner of an Encumbered Property, the TRS Owner or any Joint Venture Owner to any Borrower.

“DSCR” means, with respect to any Test Period, the quotient of:

 (i)           Net Operating Income for such period, less actual aggregate principal, interest and required reserve payments (in each case, due and payable, or then required to be reserved) in respect of Encumbered Property Debt for such Test Period (adjusted to reflect Encumbered Properties that have been theretofore released from the Liens of the Loan Documents), calculated, in the case of floating rate Encumbered Property Debt, as if LIBOR were at all times equal to the LIBOR strike rate on the interest rate cap purchased in accordance with the corresponding Encumbered Property Debt Documents (or, if no interest rate cap was required under such Encumbered Property Debt Documents, LIBOR plus 3%), less, for purposes of calculating the LIBOR Strike Rate for the Extension Term, projected Tenant Improvements and Leasing Commissions reasonably approved by Lender and Normalized Capital Expenditures; divided by

(ii)           the Debt Service for such period.

Notwithstanding the foregoing, (a) rental income under the Lease with Bank of America in respect of the Dana Portfolio for purposes of calculating DSCR during the Extension Term or for purposes of calculating the LIBOR Strike Rate for the Extension Term shall be deemed to be equal to the annual rental payment that is contractually required to be paid by Bank of America in respect of such Lease in January 2011 (i.e., rental payments received under such Lease that are in excess of such January 2011 rental amount shall be ignored for purposes of calculating DSCR) and (b) for purposes of calculating DSCR at the time of the exercise of the extension option described in Section 1.2(b), the LIBOR strike price for the interest rate cap applicable to the Mortgage Loan shall be the LIBOR strike price applicable to the extension term as described in clause (2) of the definition of “LIBOR Strike Rate” in the Mortgage Loan Agreement.

“Eligible Account” means (i) a segregated account maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution which has an investment-grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity.

“Eligible Institution” means an institution (i) whose commercial paper, short-term debt obligations or other short-term deposits are rated at least A–1, Prime-1 or F-1, as applicable, by each of the Rating Agencies and whose long-term senior unsecured debt obligations are rated at least A or A2, as applicable, by each of the Rating Agencies, and whose deposits are insured by the FDIC or (ii) with respect to which Lender shall have received Rating Confirmation.

“Embargoed Person” has the meaning set forth in Section 4.40.

“Encumbered Property” means, individually or collectively, as the context may require, each of the properties listed on Schedule A-2, including each of the Properties securing the Mortgage Loan or otherwise owned by the Mortgage Loan Property Owner, as modified from time to time to reflect any Transfer permitted pursuant to Section 2.2.

“Encumbered Property Collateral” means the applicable percentage of the direct and indirect equity interests in each Person that owns Encumbered Property, as set forth on Schedule H hereto, as modified from time to time to reflect any Transfer permitted pursuant to Section 6.3(b) or Section 2.2.

“Encumbered Property Debt” or “Encumbered Property Loan” means the Mortgage Loan and all indebtedness secured by Liens on Encumbered Property pursuant to Encumbered Property Debt Documents.

“Encumbered Property Debt Documents” means, collectively or individually, as the context may require, all loan documents in favor of any Encumbered Property Lender with respect to each Encumbered Property as and to the extent listed on Schedule U, as the same may be amended, replaced (including, without limitation, in connection with any refinancing thereof permitted hereunder) or otherwise modified from time to time with the prior reasonable consent of Lender (Borrower acknowledging it shall be reasonable for Lender to withhold such consent in connection with any amendment, replacement or modification that would result in (i) an increase in the principal amount, interest rate or the amortization of principal, (ii) limitations on prepayments or the imposition of a fee in connection therewith, (iii) a reduction on cash available for distribution or (iv) a Material Adverse Effect).  Lender hereby consents to the modifications made to the Encumbered Property Debt Documents relating to the Dana Portfolio as contemplated by that certain approval letter dated March 28, 2008 from the lender thereunder, a copy of which was provided to Lender prior to the Closing Date.

“Encumbered Property Lender” means, individually or collectively, as the context may require, each holder of Encumbered Property Debt.

“Encumbered Property Owner” means each owner of an Encumbered Property.

“Encumbered Property Pledgor” means, individually or collectively, as the context may require, each Person listed on Schedule H hereto, as modified from time to time to reflect any Transfer permitted pursuant to Section 6.3(b) or Section 2.2.

“Engineering Report” means a structural and seismic engineering report or reports with respect to each of the Properties prepared by an independent engineer reasonably approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Claim” means any written notice, claim, proceeding, investigation or demand by any Person or Governmental Authority alleging or asserting liability with respect to Borrower, any Property Owner or any of the Properties arising out of, based on or resulting from (i) the alleged presence, Use or Release of any Hazardous Substance, (ii) any alleged violation of any Environmental Law, or (iii) any alleged injury or threat of injury to property, health or safety or to the environment caused by Hazardous Substances.

“Environmental Escrow Amount” means $850,000.

“Environmental Conditions” means those items described in Schedule F.

“Environmental Escrow Account” has the meaning set forth in Section 3.4(a).

“Environmental Indemnity” means, with respect to each Property, that certain environmental indemnity agreement executed by Borrower and the Sponsor as of the Closing Date, as the same may from time to time be modified or replaced in accordance herewith.

“Environmental Laws” means any and all present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the pollution, protection or cleanup of the environment, relating to the impact of Hazardous Substances on property, health or safety, or the Use or Release of Hazardous Substances, or relating to the liability for or costs of other actual or threatened danger to health or the environment.  The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues:  the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors

Appropriation Act.  The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.

“Environmental Reports” means “Phase I Environmental Site Assessments” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-05 (and, if necessary, “Phase II Environmental Site Assessments”), prepared by an independent environmental auditor reasonably approved by Lender and delivered to Lender and any amendments or supplements thereto delivered to Lender or Mortgage Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement, the Mortgage Loan Documents and the Environmental Indemnities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate,” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower or any Property Owner as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“ERISA Event” means (i) the occurrence of a “reportable event” described in Section 4043 of ERISA (other than a “reportable event” not subject to the provisions for 30-day notice to the PBGC) or (ii) the provision or filing of a notice of intent to terminate a Plan other than in a standard termination within the meaning of Section 4041 of ERISA or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, or (iii) the institution of proceedings to terminate a Plan by the PBGC, or (iv) the existence of any “accumulated funding deficiency” or “liquidity shortfall” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, or (v) the occurrence or existence of any other event or condition which might reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan other than in a standard termination within the meaning of Section 4041 of ERISA or the imposition of any lien on the assets of Borrower under ERISA, including as a result of the operation of Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 7.1.

“Exception Report” means the report prepared by Borrower and attached to this Agreement as Schedule B, setting forth any exceptions to the representations set forth in Article IV.

“Excess Transfer Proceeds” means Net Proceeds arising from the Transfer of a Property to the extent such Net Proceeds exceed the applicable Release Price.

“Existing Debt Intercreditor Agreements” means the intercreditor agreements listed on Schedule W hereto.

“Extension Interest Rate Cap Agreement” means an interest rate cap confirmation between an Acceptable Counterparty and Borrower, relating to the Extension Term, which is, at all times, in substantially the form of Exhibit C (together with an interest rate cap agreement and schedules relating thereto, which are consistent in form and substance with the terms set forth in such confirmation).

“Extension Term” has the meaning set forth in Section 1.2(b).

“Fiscal Quarter” means the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld.

“Fiscal Year” means the 12-month period ending on December 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld.

“Fitch” means Fitch, Inc. and its successors.

“Force Majeure” means a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppage, shortages of labor or materials or similar causes beyond the reasonable control of Borrower; provided that, with respect to any of such circumstances, for the purposes of this Agreement, (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstance and shall continue only so long as Borrower is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds.

“Form W-8BEN” means Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of Treasury of the United States of America, and any successor form.

“Form W-8ECI” means Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America, and any successor form.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, or such other method of accounting used by Borrower for books and records which is reasonably acceptable to Lender.

“Governmental Authority” means any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court).

“Ground Lease” means, with respect to each Property, any ground lease (but not a space lease) encumbering such Property or otherwise creating the interest of Borrower or its applicable Affiliate therein, which ground leases are more fully described on Schedule V, as such ground lease may be modified or replaced from time to time in accordance herewith.

“Ground Leased Parcel” means, with respect to each Property, any portion of such Property with respect to which Borrower or its applicable Affiliate is the lessee under a Ground Lease.

“Ground Rent” means rent payable pursuant to a Ground Lease, if any.

“Guaranty” means that certain guaranty, dated as of the Closing Date, executed by Sponsor for the benefit of Lender.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment or the presence of which on, in or under any of the Properties is prohibited under Environmental Law, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), and radioactive materials, flammables and explosives and compounds containing them, but excluding substances of kinds and in amounts which may ordinarily and customarily be used or stored in bank branch or office properties (as the case may be) of the same quality as the Property as of the date hereof for the purposes of cleaning or other maintenance or operations or otherwise ordinarily found in bank branch or office properties (as the case may be) of the same quality as the Property as of the date hereof and otherwise in compliance in all material respects with all Environmental Laws.

“Increased Costs” has the meaning set forth in Section 1.6.

“Indebtedness” means the Principal Indebtedness, together with interest and all other obligations and liabilities of Borrower under the Loan Documents, including all transaction costs and other amounts due or to become due to Lender pursuant to this Agreement, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

“Indemnified Liabilities” has the meaning set forth in Section 9.19(b).

“Indemnified Parties” has the meaning set forth in Section 5.18.

“Independent Director” of any corporation or limited liability company means an individual who is duly admitted as an independent member of Borrower or appointed as a member of the board of directors, board of managers or other governing body of such corporation or limited liability company or, in the case of a limited liability company, is a member of such limited liability company and who is not, and has never been, and will not while serving as Independent Director, be any of the following:

(i)            a partner, equityholder, manager, director, officer or employee of Borrower, any Single-Purpose Equityholder, any Property Owner or any of their respective equityholders or Affiliates (other than as an independent member, director or manager of an Affiliate of Borrower, any Property Owner or any Single-Purpose Equityholder that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);

 (ii)          a creditor, supplier or service provider (including provider of professional services) to Borrower, any Property Owner, any Single-Purpose Equityholder or any of their respective equityholders or Affiliates (other than a company that routinely provides professional independent managers or directors and which also provides lien search and other similar services to Borrower, any Property Owner  any Single-Purpose Equityholder or any of their respective equityholders or Affiliates in the ordinary course of business);

(iii)          a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)          a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

“Initial Interest Rate Cap Agreement” means an interest rate cap confirmation between an Acceptable Counterparty and Borrower, relating to the initial term of the Loan, which is, at all times, in substantially the form of Exhibit C (together with an interest rate cap agreement and schedules relating thereto, which are consistent in form and substance with the terms set forth in such confirmation), as amended to reflect the reallocation of principal between the Loan and the Junior Mezzanine Loan.

“Insurance Requirements” means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting any of the Properties or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over any of the Properties, or any other body exercising similar functions.

“Intercreditor Reallocation Expenses means the reasonable fees and expenses incurred by Lender in connection with amending the Existing Debt Intercreditor Agreements to reflect the bifurcation of the Original Mezzanine Loan and the creation of the Junior Mezzanine Loan, which reasonable fees and expenses shall be limited to Lender’s reasonable out-of-pocket legal expenses together with (but without duplication) (1) in the case of each of the Existing Debt Intercreditor Agreements, except for the PB Capital Intercreditor, the fees and expenses set forth in Section 29 of such Existing Debt Intercreditor Agreements and (2) in the case of the PB Capital Intercreditor, such reasonable, out-of-pocket expenses as may be imposed on Lender by the senior lenders under the PB Capital Intercreditor in connection with any such amendment.

“Interest Accrual Period” means, with respect to any specified Payment Date, the period from and including the 15th day of the calendar month preceding such specified Payment Date to but excluding the 15th day of the calendar month containing such specified Payment Date; provided that, prior to a Securitization, Lender shall have the right, in connection with a change in the Payment Date in accordance with the definition thereof, to make a corresponding change to the Interest Accrual Period provided same has no adverse effect on Borrower in more than a de minimis extent.  Notwithstanding the foregoing, the first Interest Accrual Period shall commence on and include the Closing Date.

“Interest Determination Date” means, in connection with the calculation of interest accrued for any Interest Accrual Period, the second Business Day preceding the first day of such Interest Accrual Period.

“Interest Rate Cap Agreements” means collectively, the Initial Interest Rate Cap Agreement and any Extension Interest Rate Cap Agreements.

“Joint Venture Cash Flow” has the meaning set forth in Section 3.5(b).

“Joint Venture Owner” means each joint venture that directly or indirectly owns a Joint Venture Property.

“Joint Venture Property” means, individually or collectively, as the context may require, each Property subject, directly or indirectly, to a  Qualified Joint Venture Agreement as listed on Schedule P, as modified from time to time to reflect any Transfer permitted pursuant to Section 6.3(b) or Section 2.2 and any additional joint venture permitted hereunder (including pursuant to Section 2.3).

“Junior Mezzanine Borrower” means GKK Stars Junior Mezz 2 LLC, a Delaware limited liability company.

“Junior Mezzanine Lender” means the holders from time to time of the Junior Mezzanine Loan, and their respective successors and/or assigns.

“Junior Mezzanine Loan” means that certain mezzanine loan made by Junior Mezzanine Lender to Junior Mezzanine Borrower as evidenced by the Junior Mezzanine Loan Documents.  If the Junior Mezzanine Loan is hereafter bifurcated into multiple loans, then all references to the Junior Mezzanine Loan herein shall be deemed to refer to all such loans in the aggregate.

“Junior Mezzanine Loan Agreement” means that certain Junior Mezzanine Loan Agreement, dated as of the Effective Date, by and among Junior Mezzanine Borrower and Junior Mezzanine Lender.

“Junior Mezzanine Loan Amount” means $99,410,498.78.

“Junior Mezzanine Loan Documents” means the “Loan Documents”, as defined in the Junior Mezzanine Loan Agreement.

 “Junior Mezzanine Loan Event of Default” means the occurrence of any one or more events that would constitute an “Event of Default” under and as defined in any of the Junior Mezzanine Loan Documents, with respect to which Lender shall have received written notice from Borrower or the Junior Mezzanine Lender.

“Junior Mezzanine Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Junior Mezzanine Loan Agreement.

“Lease” means any lease, license, letting, concession, occupancy agreement, sublease to which Borrower is a party or has a consent right, or other agreement (whether written or oral and whether now or hereafter in effect) under which Borrower or a Property Owner is a lessor, existing as of the Closing Date or hereafter entered into by Borrower or Property Owner, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any of the Properties, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Term Sheet” has the meaning set forth in Section 5.7(b).

“Leasing Commissions” means leasing commissions required to be paid by Borrower or its Affiliates in connection with the leasing of space to Tenants at any of the Properties pursuant to Leases either in effect on the date hereof or entered into by Borrower or its Affiliates in accordance herewith and payable in accordance with third-party/arm’s-length brokerage agreements, provided that the commissions payable pursuant thereto are commercially reasonable based upon the then current brokerage market for property of a similar type and quality to such Property in the geographic market in which such Property is located.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws) affecting Borrower, any Property Owner, the Collateral or any of the Properties or any portion of or the construction, ownership, use, alteration or operation of, or any portion of any Property (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.

“Lender” has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.

“Letter of Credit” shall mean an irrevocable, unconditional, freely transferable, clean sight draft evergreen letter of credit in favor of Lender, with respect to which Borrower has no reimbursement obligation, entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.

“LIBOR” means the rate per annum calculated as set forth below:

(i)            On each Interest Determination Date, LIBOR for the applicable period will be the rate for deposits in United States dollars for a one-month period which appears as the London interbank offered rate on the display designated as “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as the London interbank offered rate as of 11:00 a.m., London time, on such date.

(ii)           With respect to an Interest Determination Date on which no such rate appears as the London interbank offered rate on “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as described above, LIBOR for the applicable period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period (each a “Reference Bank Rate”).  Lender shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate.  If at least two such quotations are provided, LIBOR for such period will be the arithmetic mean of such quotations.  If fewer than two quotations are provided, LIBOR for such period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period.

(iii)          If, on any Interest Determination Date, Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the applicable period shall be LIBOR as determined on the previous Interest Determination Date.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

“LIBOR Strike Rate” means (1) with respect to the Initial Interest Rate Cap Agreement, 5.25%; and (2) with respect to any Extension Interest Rate Cap Agreement, the lesser of (x) 6% and (y) the interest rate that would result in a DSCR of 1.0x as of the first day of the Extension Term.

“Lien” means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any Collateral or any portion thereof, or any Encumbered Property, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer or similar right).

“Loan” has the meaning set forth in Section 1.1.

“Loan Amount” means $500,000,000.

“Loan Documents” means this Agreement, each of the Notes, the Assignment of Interest Rate Cap Agreement, each of the Environmental Indemnities, each of the Subordination of Property Management Agreements, the Cash Management Agreement, the Pledge Agreement, the Upper Tier Pledge, any Blocked Account Agreement, the Cooperation Agreement, the Guaranty, any Letter of Credit and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of first-priority Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above, as all of the aforesaid may be modified or replaced from time to time in accordance herewith.

“Loan Multiplier” means (i) for the period beginning on the Closing Date and ending on the Effective Date, 5/6 (83.33%) and (ii) from and after the Effective Date, 83.43%.

“Loss Proceeds” means amounts, awards or payments payable to Borrower or its Affiliates, any Property Owner, Mortgage Lender or Lender in respect of all or any portion of any of the Properties in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower or its Affiliates, any Property Owner, Mortgage Lender and Lender, respectively, of any and all reasonable expenses incurred by Borrower or its Affiliates and Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Loss Proceeds Account” has the meaning set forth in Section 3.3(a).

“Major Lease” means the Lease covering the Dana Portfolio on the date hereof, as amended or modified in accordance herewith, and any Lease which (i) when aggregated with all other Leases at the applicable Property with the same Tenant (or affiliated Tenants), and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in each such Lease, is expected to contribute more than 7.5% of Net Operating Income during any 12-month period (after adjustment to eliminate the effect of free rent periods), (ii) is with an Affiliate of Borrower or a Property Owner as Tenant, or (iii) is entered into during the continuance of an Event of Default.

“Material Adverse Effect” means a material adverse effect upon (i) the ability of Borrower or any Property Owner to perform, or of Lender or Mortgage Lender to enforce, any material provision of any Loan Document or any Encumbered Debt Document, as the case may be, (ii) the enforceability of any material provision of any Loan Document, or (iii) the value, Net Operating Income, use or enjoyment of any of the Properties or the operation thereof.

“Material Agreements” means (x) each contract and agreement (other than the Leases, the Ground Leases, the Approved Management Agreement, the Encumbered Property Debt Documents, brokerage and leasing agreements negotiated at arm’s length and the Loan Documents) relating to a Property, or otherwise imposing obligations on Borrower or any Property Owner, under which Borrower or any Property Owner would have the obligation to pay more than $1,000,000 per annum and which cannot be terminated by Borrower or any Property Owner without cause upon 90 days’ notice or less without payment of a termination fee or, in any case, with respect to any covenant contained herein (but not with respect to any representation), imposing obligations on Borrower or any Property Owner under which it would have the obligation to pay more than $5,000,000 per annum, regardless of Borrower’s or any Property Owner’s right to terminate same, or which is with an Affiliate of Borrower or any Property Owner, and (y) to the extent the existence, breach or termination of same might have a Portfolio Material Adverse Effect, any reciprocal easement agreement, declaration of covenants, material parking agreement, condominium documents, or other material Permitted Encumbrance.

“Material Alteration” means any Alteration to be performed by or on behalf of Borrower or any Property Owner at any of the Properties which (a) is reasonably likely to have a Material Adverse Effect with respect to the applicable Property, (b) when aggregated with all contemporaneous Alterations at the Properties is reasonably expected to cost in excess of $20,000,000, or (c) is reasonably expected to permit (or is reasonably likely to induce) any Tenant under a material Lease to terminate its Lease or abate rent.

“Maturity Date” means the maturity date of the Loan as set forth in Section 1.2.

“Merger” means the transactions contemplated by the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 2, 2007, among Sponsor, GKK Capital LP, AFRT Owner, and the other parties thereto, with only such modifications thereto as have been agreed in writing by Lender.

“Minimum Balance” has the meaning set forth in Section 3.2(a).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means, with respect to each Mortgage Loan Collateral Property, that certain mortgage, deed of trust or deed to secure debt, as the case may be, encumbering such Mortgage Loan Property, executed by Mortgage Loan Property Owner as of the Closing Date, as the same may from time to time be modified or replaced in accordance herewith.

“Mortgage Lender” means, collectively, Goldman Sachs Mortgage Company (as successor in interest to Goldman Sachs Commercial Mortgage Capital, L.P.), Citicorp North America, Inc., SL Green Realty Corp. and their respective successors and assigns.

“Mortgage Loan” means that certain Loan in the original principal amount of $250,000,000 from Mortgage Lender to Mortgage Loan Property Owner.

“Mortgage Loan Agreement” means that certain Loan Agreement, dated as of the date hereof, between Mortgage Lender and the Mortgage Loan Property Owners, as same may be amended or modified from time to time with the consent of Lender.

“Mortgage Loan Cash Management Account” means the “Cash Management Account” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Principal Indebtedness” means, from time to time, the outstanding principal balance of the Mortgage Loan.

“Mortgage Loan Collateral Properties” means the real property described on Schedule A-1, together with all buildings and other improvements thereon, as modified from time to time to reflect any Transfer permitted pursuant to Section 2.2.

“Mortgage Loan Event of Default” means an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Property Owner” means each borrower under the Mortgage Loan.

“Mortgage Loan Property Owner Equity” means 100% of the direct equity interests in each Mortgage Loan Property Owner as set forth in the Pledge Agreement, as modified from time to time to reflect any Transfer permitted pursuant hereto.

“Mortgage Loan Property Owner Pledgor” means, individually or collectively, as the context may require, each owner of Mortgage Loan Property Owner Equity, as set forth on Schedule I, as modified from time to time to reflect any Transfer permitted pursuant hereto.

“Net Lease” means each of the Leases listed on Schedule N.

“Net Operating Income” means, with respect to any Test Period, the excess of (i) Operating Income for such Test Period, minus (ii) Operating Expenses for such Test Period.

“Net Proceeds” means, in connection with the sale or disposition to an unaffiliated third party in an arms’-length transaction, 100% of the proceeds of such sale or disposition, net of any repayment of any Encumbered Property Debt (including any prepayment or release premiums) that is required to be and actually is repaid in connection therewith, and ordinary and customary closing costs payable to unaffiliated third parties, limited in the case of Joint Venture Properties and any joint venture entered into in connection with the Transfer of any portion of the Value Add Pool Equity pursuant to Section 2.3 to the portion of such net proceeds payable to Borrower or its Affiliates pursuant to the applicable Qualified Joint Venture Agreement in effect on the date hereof or as hereafter amended with Lender’s reasonable consent (Borrower agreeing that it shall be reasonable for Lender to withhold its consent in connection with any amendment that would result in a reduction of Borrower’s percentage interest in (except in connection with a Transfer permitted hereunder), or control rights over, any Joint Venture Property or otherwise result in a Material Adverse Effect).

“New Borrower Entity” means a Single Purpose Entity 100% of the equity interests in which are directly or indirectly owned by Sponsor and 100% of the direct equity interests in which are pledged to Lender in a manner reasonably satisfactory to Lender (including the delivery, at Borrower’s expense, of UCC insurance with respect to such pledge), which Single Purpose Entity: (i) shall have executed and delivered to Lender an assumption agreement, in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents and containing representations substantially equivalent to those contained in Article IV, and such other representations (and evidence of the accuracy of such representations) as the Lender shall reasonably request; (ii) shall have delivered such Uniform Commercial Code financing statements as may be reasonably requested by

Lender; (iii) if requested by Lender, shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender which are equivalent to the opinions delivered to Lender on the Closing Date, including new enforceability, authorization and nonconsolidation opinions which are reasonably satisfactory to Lender and satisfactory to each of the Rating Agencies; and (iv) shall have delivered to Lender all documents reasonably requested by it relating to the existence of such New Borrower Entity and the due authorization of such New Borrower Entity to assume the Loan and to execute and deliver any related documents, each in form and substance reasonably satisfactory to Lender.

“Nonconsolidation Opinion” means, collectively, the opinion letter dated the Closing Date, and the opinion letter, dated the Effective Date, in each case delivered by Borrower’s counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.

“Normalized Capital Expenditures” means anticipated annual Capital Expenditures at the Properties, as reasonably determined by Lender, based on historical Capital Expenditures at the Properties during the initial term of the Loan (taking into account any amounts actually reimbursed in respect of Capital Expenditures under Leases).

“Note” means, collectively, the promissory notes from time to time issued hereunder, as such notes may be consolidated, replaced by multiple Notes or divided into multiple Note Components in accordance with Section 1.3(c) and as otherwise modified, assigned (in whole or in part) and/or replaced from time to time in accordance herewith.

“Note Component” has the meaning set forth in Section 1.3(c).

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any applicable governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.  The OFAC List currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf.

“Officer’s Certificate” means a certificate delivered to Lender which is signed by an authorized officer of Borrower and certifies the information therein to such officer’s knowledge.

“Operating Expenses” means, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of Borrower and, without duplication, Property Owners, during such period (other than those relating to the Disposition Assets and each other Property whose Release Price is zero), determined in accordance with GAAP; provided, however, that such expenses shall not include (i) depreciation, amortization or other noncash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) income taxes or other taxes in the nature of income taxes, (iv) Capital Expenditures, or (v) equity distributions.

“Operating Income” means, for any period, all operating income of Borrower and, without duplication, Property Owners, from each of the Properties (other than the Disposition Assets and each other Property whose Release Price or Aggregate Allocated Loan Amount is zero) during such period, determined in accordance with GAAP (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue attributable to a Lease to the extent it is paid more than 30 days prior to the due date, (iii) any interest income from any source, (iv) any repayments received from any third party of principal loaned or advanced to such third party by Borrower, (v) any proceeds resulting from the Transfer of all or any portion of such Property, (vi) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, (vii) termination fees, and (viii) any other extraordinary or non-recurring items.

“Original Mezzanine Loan” has the meaning set forth in the recitals hereto.

“Other Ground Lease Collateral” means the equity interests in the Persons listed on Schedule M in the percentages set forth thereon, as modified from time to time to reflect any Transfer permitted hereunder.

“Other Equity Pledgor” means, individually or collectively, as the context may require, each owner of Other Ground Lease Collateral as set forth on Schedule M.

“Other Properties” means, collectively, each Property that is not a Mortgage Loan Collateral Property.

“Par Prepayment Date” means the first Payment Date following the 6-month anniversary of the Closing Date.

“Parcel Release Price” has the meaning set forth in Exhibit I.

“Participation” has the meaning set forth in Section 9.7(b).

“Payment Date” means the 9th day of each month (or, if such 9th day is not a Business Day, the first preceding Business Day); provided, that, prior to a Securitization, Lender shall have the right to change the Payment Date so long as a corresponding change to the Interest Accrual Period is also made and same has no adverse effect on Borrower in more than a de minimis extent.  Notwithstanding the foregoing, the Maturity Date shall be the second to last Business Day of the Interest Accrual Period in which the Maturity Date falls.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of each of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of such Property).

“Permitted Affiliate Sale” means the sale of a Property to an Affiliate of Borrower that is not itself a Borrower, which Affiliate’s immediate intention is to materially redevelop such Property as evidenced by an Officer’s Certificate submitted to Lender describing such redevelopment in reasonable detail; provided, however, no such sale shall be a “Permitted Affiliate Sale” if, after giving effect thereto, the sum of the Allocated Loan Amounts of all Properties subject to Permitted Affiliate Sales from and after the Closing Date would exceed $25,000,000.

“Permitted Debt” means:

(i)            the Indebtedness;

(ii)           Trade Payables not represented by a note, customarily paid by Borrower within 60 days of incurrence and in fact not more than 60 days outstanding, which are incurred in the ordinary course of Borrower’s ownership and operation of the Properties, in amounts reasonable and customary for similar Properties and not exceeding 2.0% of the sum of the Loan Amount and the Junior Mezzanine Loan Amount in the aggregate;

(iii)          the Encumbered Property Debt, to the extent that there is no increase in the principal amount thereof from the principal balance as of the date hereof (after giving effect to any prepayments made on the date hereof) or any material amendment to any Encumbered Property Debt Document without Lender’s prior written consent;

(iv)          refinancings of Encumbered Property Debt on terms not materially more onerous (including as to interest rate, transfer restrictions, amortization, prepayment provisions and cash trap provisions) as the Encumbered Property Debt being refinanced, provided that, in the case of each such refinancing, (x) the applicable Encumbered Property Lender enter into an intercreditor agreement with Lender in form and substance reasonably satisfactory to Lender (the Form of Intercreditor Agreement attached hereto as Exhibit F is hereby deemed to be reasonably satisfactory to Lender), (y) Lender is granted a perfected first-priority pledge of 100% of the equity interests in the entity owning the Encumbered Property securing the Encumbered Property Debt being so refinanced, and (z) if any such refinancing is in a principal amount greater than the Encumbered Property Debt being refinanced, then an amount equal to the product of the Loan Multiplier times 100% of the increase (without reduction for transaction, prepayment, defeasance or other expenses) is applied toward prepayment of the Loan in accordance with Section 2.1 hereof;

(v)           the Mortgage Loan; and

(vi)          the Junior Mezzanine Loan.

“Permitted Encumbrances” means:

(i)            the Liens created by the Loan Documents and the Encumbered Property Debt Documents;

(ii)           all Liens and other matters specifically disclosed on Schedule B of the Qualified Title Insurance Policy;

(iii)          Liens, if any, for Taxes not yet delinquent;

(iv)          mechanics’, materialmen’s or similar Liens, if any, and Liens for delinquent taxes or impositions, in each case only if being contested in good faith and by appropriate proceedings, provided that no such Lien is in imminent danger of foreclosure and provided further that either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the Qualified Title Insurance Policy within 60 days of its creation, or (b) Borrower deposits with Lender, by the expiration of such 60-day period, an amount equal to 115% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien (such 60-day period shall be extended to 90 days with respect to any such Lien that is caused by a Tenant, provided Borrower exercises commercially reasonable efforts during such 90-day period to cause such Tenant to remove such Lien or provide the bond described above);

(v)           rights of existing Tenants under Leases heretofore disclosed to Lender, and the rights of future Tenants and subtenants as tenants only pursuant to written Leases entered into in conformity with the provisions of this Agreement; and

(vi)          easements and other customary encumbrances customarily encumbering like properties and entered into in the ordinary course of business, to the extent such easements or encumbrances do not result in a Material Adverse Effect.

“Permitted Investments” means the following, subject to the qualifications hereinafter set forth:

(i)            obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;

(ii)           federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies;

 (iii)         deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv)          debt obligations that are rated AAA or higher (or the equivalent) by each of the Rating Agencies;

(v)           commercial paper rated A–1+ (or the equivalent) by each of the Rating Agencies;

(vi)          investment in money market funds rated AAAm or AAAm–G (or the equivalent) by each of the Rating Agencies; and

(vii)         such other investments as to which Lender shall have received Rating Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.  Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index.  No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity.  All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted TRS Contribution Agreement” means a contribution agreement substantially in the form of the contribution agreement attached as Exhibit H.

“Permitted TRS Entity” means a Person that becomes a Mortgage Borrower under the Mortgage Loan , fulfills the requirements of a “New Borrower Entity” under and as defined in the Mortgage Loan Agreement and is formed solely for the purpose of entering into one or more Permitted TRS Contribution Agreements and matters directly relating thereto.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code.

“Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, by the owners of the Required Equity Pledgors for the benefit of Lender.

“Policies” has the meaning set forth in Section 5.15(b).

“Portfolio Material Adverse Effect” means a material adverse effect upon (i) the ability of Borrower to perform, or of Lender to enforce, any material provision of any Loan Document, (ii) the enforceability of any material provision of any Loan Document, or (iii) the value, Net Operating Income, use or enjoyment of the Properties or the operation thereof, in each case, taken as a whole.

“Prepayment Fee” shall mean, with respect to any prepayment received by Lender prior to the Par Prepayment Date (other than with respect to a prepayment pursuant to Section 2.1(c)(i), (ii) and (iii)), any prepayment associated with the release of a Disposition Asset or any release in connection with a Casualty or Condemnation pursuant to Section 5.16(d)), an amount equal to 1.0% of the principal amount prepaid.

“Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal.  If The Wall Street Journal ceases to publish the “prime rate,” then Lender shall select an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall reasonably select a comparable interest rate index.

“Principal Indebtedness” means the principal balance of the Loan outstanding from time to time.

“Properties” means, collectively, all real property from time to time owned or leased directly or indirectly by AFRT, including without limitation the Encumbered Properties and the Mortgage Loan Collateral Properties, together with all buildings and improvements thereon.  As used herein, “Property” means any of the individual Properties.  Any reference herein to a Transfer of a Property shall mean a Transfer of such Property or of the direct or indirect equity interests therein (other than a Transfer of a direct or indirect equity interest in Sponsor).

“Property Owner” means, individually or collectively, as the context may require, each owner from time to time of a Property.  The current Property Owners are listed on Schedule I.

“Qualified Joint Venture Agreement” means a (x) joint venture agreement entered into prior to the date hereof and described in Schedule K, (y) any joint venture agreement relating to a Value Add Pool Property entered into pursuant to Section 2.3, and (z) a joint venture agreement hereafter entered into pursuant to Section 6.3(b) that (i) provides Lender with the right to force a sale or similar liquidation of the assets of the joint venture following a foreclosure or transfer-in-lieu of foreclosure on the equity interests pledged to Lender subject to customary rights of first offer or appraisal sale or other similar rights reasonably acceptable to Lender, (ii) provides to Borrower or its Affiliate (and, after a foreclosure or transfer-in-lieu of foreclosure on the equity interests pledged to Lender subject to customary rights of first offer, appraisal sale or other similar rights reasonably acceptable to Lender, provides to Lender) the right to control the joint venture, subject to customary major decisions, (iii) provides that distributions of operating revenues, capital proceeds and all other income of the applicable Properties, to the extent available for distribution, shall be made to the equityholders in proportion to their respective equity interests, and (iv) is otherwise acceptable to Lender in its reasonable discretion.

“Qualified Survey” means, with respect to each of the Mortgage Loan Properties, current title surveys of such Mortgage Loan Property, certified to Borrower, the title company issuing the Qualified Title Insurance Policy and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.

 “Qualified Title Insurance Policy” means (i) with respect to each of the Properties, (x) if applicable, an ALTA extended coverage mortgagee’s title insurance policy in form and substance reasonably satisfactory to Lender, together with such endorsements as Lender shall reasonably request, and (y) an owner’s title insurance policy in favor of the applicable Mortgage Loan Property Owner (except that Borrower shall not be required to purchase new or updated owners’ policies) with a “Mezzanine Lender’s Financing Endorsement,” naming Lender as an additional insured, in form and substance reasonably acceptable to Lender (or in the alternative, a letter executed by the title company providing substantially the same benefit to Lender), and (ii) with respect to the equity pledged to Lender pursuant to the Loan Documents, a UCC insurance policy insuring Lender’s first-priority security interest in 100% of the  equity pledged to Lender pursuant to the Loan Documents, and otherwise in form and substance reasonably acceptable to Lender.

“Rating Agency” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated and continue to rate any of the Certificates.

“Rating Confirmation” means, with respect to any proposed action, confirmation in writing from each of the Rating Agencies that such action shall not result, in and of itself, in a downgrade, withdrawal or qualification of any rating then assigned to any outstanding Certificates; except that if any portion of the Loan shall not have been securitized pursuant to a Securitization rated by the Rating Agencies, then “Rating Confirmation” shall instead mean that the matter in question is subject to the prior written approval of both (x) the applicable Rating Agencies (if and to the extent that any portion of the Loan has been securitized pursuant to a Securitization or series of Securitizations rated by such Rating Agencies), and (y) Lender in its reasonable discretion (and Borrower agrees that it shall be reasonable for Lender to withhold such approval, if such proposed action does not satisfy Rating Agency criteria).  No Rating Confirmation shall be regarded as having been received unless and until any conditions imposed on its effectiveness by any Rating Agency shall have been satisfied.

“Reference Banks”  means four major banks in the London interbank market selected by Lender.

“Regulatory Change” means any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata) in violation of Environmental Law.

“Release Parcel” has the meaning set forth Section 2.4.

“Release Price” has the meaning set forth in Exhibit I.

“Release Price Deficit” means has the meaning specified in Section 2.2(c).

“Rent Roll” has the meaning set forth in Section 4.14(a).

“Required Equity” means the equity pledged to Lender by Required Equity Pledgors (or, in the case of First States Group, L.P. and its general partner, the equity that is subject to the negative covenants contained herein) pursuant to the Loan Documents.

“Required Equity Pledgor” means, individually or collectively, as the context may require, AFRT Owner, each Value Add Pool Pledgor, each Encumbered Property Pledgor, each Other Equity Pledgor and each Mortgage Loan Property Owner Pledgor.

“Restricted Cash” means amounts released from collateral accounts maintained pursuant and subject to Encumbered Debt Documents, except for reserves for monthly expenses such as tax, insurance, capital expenditure reserves funded monthly, but including reserves in the nature of deferred maintenance, interest reserves, reserves for the purpose of credit enhancement and excess cash reserves; provided that the foregoing shall not be required to be remitted to Lender pursuant to the terms hereof at the time of a refinancing of Encumbered Property Debt if, in connection with such refinancing, the same shall be required to be maintained in a collateral account pursuant to the amended or replacement Encumbered Debt Documents entered into in accordance with the terms hereof.

“Revenues” means (i) to the extent attributable to any Property, all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that with respect to any Encumbered Property, the foregoing shall not constitute “Revenues” to the extent that it is subject to the Lien of an Encumbered Property Loan or is required to be applied to an Encumbered Property pursuant to Encumbered Property Debt Documents, and (ii) all amounts released from collateral accounts held by or on behalf of any Encumbered Property Lender in connection with Encumbered Property Debt, to the extent such amounts are not required to be applied to an Encumbered Property pursuant to Encumbered Property Debt Documents.  “Revenues” shall not include Loss Proceeds applied in accordance with Section 5.16 (other than the proceeds of rental interruption insurance), interest income (other than interest on amounts contained in the Collateral Accounts), equity contributions or other amounts to be funded by a member pursuant to Borrower’s operating agreement and amounts which are received from the Collateral Accounts in accordance herewith or are otherwise free of the Liens of the Loan Documents pursuant to the terms hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Scaled Allocated Loan Amount” means, with respect to each Property constituting Senior Collateral, (i) the Aggregate Allocated Loan Amount of each such Property, times (ii) the Scaling Factor of such Property, minus, after such multiplication has been made, (iii) the portion of the applicable Encumbered Property Debt allocated to such Property pursuant to the applicable Encumbered Property Debt Documents.

“Scaling Factor” means, with respect to each Property constituting Senior Collateral, the percentage indicated in Schedule A-3.

“Securitization” means a transaction in which all or any portion of the Loan is deposited into one or more trusts which issue Certificates to investors, or a similar transaction.

“Senior Collateral” means all Collateral secured by a Mortgage or a first-priority perfected pledge of equity that, in either case, would not be subordinate (structurally or otherwise) to the Lien of a hypothetical secured lender (such as a DIP lender) in a hypothetical bankruptcy of AFRT, Operating Partnership or their respective subsidiaries, other than the Lien of the Encumbered Property Debt as listed on Schedule O.

“Senior Collateral Value” means, with respect to each Property not constituting Senior Collateral, zero; and with respect to each Property constituting Senior Collateral, the product of (i) the Scaled Allocated Loan Amount of such Property, times (ii) the applicable percentage of the equity interest therein that is pledged pursuant to the Senior Mezzanine Lower Tier Pledge (but in no event shall the Senior Collateral Value of any Property be less than zero).

“Senior Mezzanine Lower Tier Pledge” means that certain Pledge and Security Agreement (Lower Tier), dated as of April 1, 2008, by Borrower for the benefit of Lender.

“Service” means the Internal Revenue Service or any successor agency thereto.

“Servicer” means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan.  If at any time no entity is so appointed, the term “Servicer” shall be deemed to refer to Lender.

“Single Member LLC” means a limited liability company which either (x) has only one member, or (y) has multiple members, none of which is a Single-Purpose Equityholder.

“Single-Purpose Entity” means a Person which (a) was formed solely for the purpose of acquiring and holding (i) in the case of a Property Owner, an ownership interest in its Property, (ii) in the case of a Required Equity Pledgor, an ownership interest in its Required Equity or (iii) in the case of a Single-Purpose Equityholder, an ownership interest in the Borrower, (b) does not engage in any business unrelated to (i) in the case of a Property Owner, such Property, (ii) in the case of a Required Equity Pledgor, such Required Equity or (iii) in the case of a Single-Purpose Equityholder, its ownership interest in the Borrower, (c) does not have any assets other than those related to (i) in the case of a Property Owner, such Property, (ii) in the case of a Required Equity Pledgor, such Required Equity or (iii) in the case of a Single-Purpose Equityholder, its ownership interest in the Borrower, (d) does not have any Debt other than, in the case of Borrower, Permitted Debt, (e) maintains books, accounts, records, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person (except that such Person’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an Affiliate of such Person in accordance with GAAP, provided that any such consolidated financial statements shall contain a note indicating that such Person and its Affiliates are separate legal entities and maintain records, books of account separate and apart from any other Person), (f) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date, (g)  holds itself out as being a Person separate and apart from each other Person and not as a division or part of another Person, (h) conducts its business in its own name (except for services rendered under a management agreement with an Affiliate, so long as the manager, or equivalent thereof, under such management agreement holds itself out as an agent of such Person), (i) exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and maintains an arm’s-length relationship with its Affiliates, (j) pays its own liabilities out of its own funds (including the salaries of its own employees, if any) and reasonably allocates any overhead that is shared with an Affiliate, including paying for shared office space and services performed by any officer or employee of an Affiliate, (k) maintains a sufficient number of employees in light of its contemplated business operations, (l) conducts its business so that the assumptions made with respect to it which are contained in the Nonconsolidation Opinion shall at all times be true and correct in all material respects, (m) except as contemplated by the Loan Documents, maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, (n) observes all applicable corporate entity-level formalities in all material respects, (o) except as contemplated by the Loan Documents, does not commingle its assets with those of any other Person and holds such assets in its own name, (p) except as contemplated by the Loan Documents, except as set forth in the Encumbered Property Debt Documents and the Loan Documents, does not assume, guarantee or become obligated for the debts of any other Person, and does not hold out its credit as being available to satisfy the obligations or securities of others, (q) does not acquire obligations or securities of its shareholders, members or partners, (r) except as contemplated by the Loan Documents, except in connection with the Loan, does not pledge its assets for the benefit of any other Person and does not make any loans or advances to any Person, (s) intends to maintain adequate capital in light of its contemplated business operations, (t) has two Independent Directors, or, in the case of a limited partnership, has a Single-Purpose

Equityholder with two Independent Directors, (u) has by-laws or an operating agreement, or, in the case of a limited partnership, has a Single-Purpose Equityholder with by-laws or an operating agreement, which provides that, for so long as the Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

(i)            to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets (and, in the case of a Single-Purpose Equityholder, the assets of the Borrower);

(ii)           the engagement by such Person (and, in the case of a Single-Purpose Equityholder, the engagement by the Borrower) in, (x) in the case of any Property Owner, any business other than the acquisition, development, management, leasing, ownership, maintenance and operation of its Property, and activities incidental thereto, (y) in the case of any Required Equity Pledgor, any business other than the acquisition and ownership of its Required Equity, and (iii) in the case of a Single-Purpose Equityholder, activities incidental to the acquisition and ownership of its interest in the Borrower;

(iii)          the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official in respect of such Person without the affirmative vote of all of its Independent Directors (and, in the case of a Single-Purpose Equityholder, in respect of the Borrower without the affirmative vote of both of such Single-Purpose Equityholder’s Independent Directors); and

(iv)          any amendment or modification of any provision of its (and, in the case of a Single-Purpose Equityholder, the Borrower’s) organizational documents relating to qualification as a “Single-Purpose Entity”, and (v) if such entity is a Single Member LLC that does not have an independent non-equity member, has organizational documents which provide that upon the occurrence of any event (other than a permitted equity transfer) that causes its sole member to cease to be a member while the Loan is outstanding, at least one of its Independent Directors shall automatically be admitted as the sole member of the Single Member LLC and shall preserve and continue the existence of the Single Member LLC without dissolution.

“Single-Purpose Equityholder” means a Single-Purpose Entity that (x) is a limited liability company or corporation formed under the laws of the State of Delaware, (y) owns at least a 0.5% direct equity interest in Borrower, and (z) serves as the general partner or managing member of Borrower.

“SNDA” has the meaning set forth in Section 5.7(f).

“Sponsor” means Gramercy Capital Corp., or any successors and assigns thereof by merger, consolidation, amalgamation, reorganization, acquisition of all or substantially all of the shares or other ownership interests in Sponsor, by transfer of all or substantially all of Sponsor’s assets in a single transaction, or through a similar transaction.

“Spread” means:

(i)            initially, 5.2%; and

(ii)           following the bifurcation of the Note into multiple Note Components pursuant to Section 1.3(c), the weighted average of the Component Spreads at the time of determination, weighted on the basis of the corresponding Component Balances.

“Subordination of Property Management Agreement” means that certain consent and agreement of manager and subordination of management agreement executed by Borrower and the Approved Property Manager as of the Closing Date, as the same may from time to time be modified or replaced in accordance herewith.

“Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Properties or Borrower with respect to the Properties or rents therefrom or which may become Liens upon any of the Properties, without deduction for any amounts reimbursable to Borrower by third parties.

“Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Tenant Improvements” means, collectively, (i) tenant improvements to be undertaken for any Tenant which are required to be completed by or on behalf of Borrower or any Property Owner pursuant to the terms of such Tenant’s Lease, (ii) tenant improvements paid or reimbursed through  allowances to a Tenant pursuant to such Tenant’s Lease, and (iii) other similar tenant inducements.

“Tenant Notice” has the meaning set forth in Section 3.1(b).

“Test Period” means each 12-month period ending on the last day of a Fiscal Quarter; provided, however, “Test Period” shall mean the most recently completed calendar quarter, annualized, for calculation of the “LIBOR Strike Rate”.

“Trade Payables” means unsecured amounts payable by or on behalf of Borrower for or in respect of the operation of the Properties in the ordinary course and which would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Properties or Borrower and the capitalized amount of any ordinary-course financing leases.

“Transaction” means, collectively, the Merger and other transactions contemplated and/or financed by the Loan Documents.

“Transfer” means (i) with respect to a Property, the pledge, sale or other whole or partial conveyance of all or any portion of any of the Properties or any direct or indirect interest therein, or any direct or indirect equity interest in the owner thereof, including granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such Property or the subjecting of any portion of such Property to restrictions on transfer; except that the conveyance of a space lease at such Property in accordance herewith shall not constitute a Transfer and (ii) with respect to the Required Equity, unless expressly permitted hereunder, the pledge, sale or other whole or partial conveyance of all or any portion thereof or any direct or indirect equity interest therein.

“TRS Owner” means American Financial TRS, Inc.

“TRS Property” means any Property directly or indirectly owned by TRS Owner.

“Unaffiliated Release Price” has the meaning set forth in Exhibit I.

“Underfunding” means with respect to any Plan, the excess, if any, of the “projected benefit obligations” (within the meaning of Statement of Financial Accounting Standards 87) under such Plan (determined using the actuarial assumption used for financial statement disclosure in the most recent financial statements of the Plan sponsor) over the fair market value of the assets held under the Plan.

“Upper Tier Pledge” means that certain Pledge and Security Agreement (Upper Tier) by GKK Stars Acquisition LLC and First States Group, L.P. for the benefit of Lender.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

“Value Add Pool Equity” means, collectively, 100% of the direct equity interests in the owner of each Value Add Pool Owner.

“Value Add Pool Equity Release Price” has the meaning set forth in Exhibit I.

“Value Add Pool Owner” means, collectively or individually, as the context may require, each  Person that owns a Value Add Pool Property as listed on Schedule J.

“Value Add Pool Pledgor” means each owner of a Value Add Pool Owner, as set forth on Schedule J.

“Value Add Pool Property” means, collectively or individually, as the context may require, each of the Properties listed on Schedule J.

“Waste” means any material abuse or destructive use (whether by action or inaction) of the Properties.

“Zoning Report” means a zoning report or reports with respect to each of the Properties approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

 (b)          Rules of Construction.  All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.  Unless otherwise specified: (i) all meanings attributed to defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms so defined, (ii) “including” means “including, but not limited to”, (iii) references to Payment Dates that fall in specified months ignore the preceding Business Day convention, and (iv) “mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and “mortgagee” means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, as same may be modified in this Agreement.  Notwithstanding anything to the contrary set forth herein or in the other Loan Documents, wherever the Loan Documents provide that a Property Owner or Joint Venture Owner shall take or refrain from taking an action, and all references to Borrower taking an action with respect to a Property (e.g., requirements that Borrower maintain the Property, perform obligations under Leases, etc.), such provision shall be construed to mean that Borrower shall cause the applicable Property Owner or Joint Venture Owner (to the fullest extent permitted under the applicable Qualified Joint Venture Agreements with respect to the Joint Venture Properties) to take or refrain from taking such action, as applicable; and all references to the creation or release of a Lien of Lender on an Encumbered Property shall mean the creation or release of Lender’s Lien on the Collateral specifically related to such Property.  The Schedules attached hereto reflect the state of affairs as of the Closing Date but do not reflect subsequent changes that may have occurred pursuant to and in accordance with this Agreement.  The terms and provisions in the Original Loan Agreement relating to the “Indenture”, as defined therein, the obligations issued thereunder and the representations relating thereto, shall apply with respect to the period from the Closing Date through and including the day immediately following the Closing Date.

ARTICLE I

GENERAL TERMS

1.1.          The Loan.  On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the “Loan”) in an amount equal to the Loan Amount.  The Loan shall initially be represented by a single Note which shall bear interest as described in this Agreement at a per annum rate as provided in Section 1.3(a).  The Loan shall be secured by the Collateral.

1.2.          The Term.

(a)           The Maturity Date of the Loan shall initially be the Payment Date in March 2010, or such earlier date as may result from acceleration.

(b)           Borrower shall have a single option to extend the scheduled Maturity Date of the Loan to the Payment Date in the month containing the one-year anniversary of the Maturity Date (the period of such extension, the “Extension Term”), provided that (i) Borrower shall deliver to Lender written notice of such extension at least 30 and not more than 60 days prior to the Maturity Date; (ii) no monetary or other material Default shall be continuing on either the date of such notice or the Maturity Date as theretofore in effect; (iii) Borrower shall have obtained an Extension Interest Rate Cap Agreement for the Extension Term and collaterally assigned such Extension Interest Rate Cap Agreement to Lender pursuant to an Assignment of Interest Rate Cap Agreement; (iv) the term of the Mortgage Loan shall have been extended in accordance with the provisions of Section 1.2(b) of the Mortgage Loan Agreement and Mortgage Borrower shall have obtained and collaterally assigned to Mortgage Lender an “Extension Interest Rate Cap Agreement” (as defined in the Mortgage Loan Agreement) for the applicable Extension Term; and (v) Borrower shall have paid to Lender an extension fee in an amount equal to 0.75% of the Principal Indebtedness and all reasonable out-of-pocket expenses incurred by Lender in connection with such extension. If Borrower fails to exercise the extension option in accordance with the provisions of this Agreement, the extension option, and any subsequent extension option hereunder, will automatically cease and terminate.

1.3.          Interest and Principal.

(a)           On each Payment Date, Borrower shall pay interest on the Principal Indebtedness for the Interest Accrual Period in which such Payment Date falls at a rate per annum equal to the sum of LIBOR, determined as of the Interest Determination Date immediately preceding such Interest Accrual Period, plus the Spread (except that interest shall be payable on the Indebtedness, including due but unpaid interest, at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default).  Interest accruing for the first Interest Accrual Period shall be prepaid on the Closing Date from the Loan proceeds otherwise to be disbursed to Borrower at Closing.  Interest payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed.

(b)           No prepayments of the Loan shall be permitted except as provided in Sections 2.1 and 5.16(d).  The entire outstanding Principal Indebtedness, together with all interest thereon through the end of the Interest Accrual Period in which the Maturity Date falls (calculated as if such Principal Indebtedness were outstanding for the entire Interest Accrual Period) and all other amounts then due under the Loan Documents shall be due and payable by Borrower to Lender on the Maturity Date, as such date may be extended pursuant to Section 1.2(b).

(c)           Upon written notice from Lender to Borrower (the “Componentization Notice”), the Note will be deemed to have been subdivided (retroactively as of the Closing) into multiple components (“Note Components”).  Each Note Component shall have such notional balance (a “Component Balance”) as Lender shall specify in the Componentization Notice and an interest rate equal to the sum of LIBOR plus such amount as Lender shall specify in the Componentization Notice (each such amount, a “Component Spread”); provided that (i) the sum of the Component Balances of all Note Components shall equal the then-applicable Principal Indebtedness, and (ii) except following a prepayment as the result of an Event of Default or as a result of the application of Loss Proceeds in connection with a Casualty or Condemnation (x) all payments of interest and principal hereunder shall be applied to the Note Components on a pro rata basis and (y) the weighted average of the Component Spreads, weighted on the basis of their respective Component Balances, shall equal the percentage set forth in clause (i) of the definition of “Spread”.  If requested by Lender, each Note Component shall be represented by a separate physical Note (and subject to any intercreditor agreement among Lender, Junior Mezzanine Lender and/or any Encumbered Property Lender, and/or any co-lender agreement among the Lenders hereunder, all payments of interest and principal hereunder shall be applied to the Notes on a pro rata basis).  Borrower shall execute and return to Lender each such Note within a reasonable period of time, but in any event not in excess of four Business Days after Borrower’s receipt of an execution copy thereof.

(d)           Any payments of interest and principal not paid when due hereunder shall bear interest at the applicable Default Rate and, when paid, shall be accompanied by a late fee in an amount equal to 4% times the amount of such late payment in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Borrowers shall have no obligation hereunder to pay Default Rate interest or a late charge if such failure to timely make a payment is due to Lender not complying with its obligations under Article 3 hereof and the Cash Management Agreement and no Default or Event of Default shall result under the Loan Documents by reason thereof.

1.4.          Interest Rate Cap Agreements.

(a)           On or prior to the Closing Date, Borrower shall obtain, and thereafter maintain in effect, an Initial Interest Rate Cap Agreement, which shall be coterminous with the initial term of the Loan and have a notional amount equal to the Loan Amount.   Any Initial Interest Rate Cap Agreement shall have a LIBOR strike rate equal to or less than the LIBOR Strike Rate.

(b)           If Borrower exercises its option to extend the term of the Loan pursuant to Section 1.2(b), then on or prior to the commencement of the Extension Term Borrower shall obtain, and thereafter maintain in effect, an Extension Interest Rate Cap Agreement having (x) a term coterminous with the Extension Term, (y) a notional amount at least equal to the Principal Indebtedness as of the first day of the Extension Term, and (z) a LIBOR strike rate equal to or less than the LIBOR Strike Rate.

(c)           Borrower shall collaterally assign to Lender pursuant to an Assignment of Interest Rate Cap Agreement all of its right, title and interest in any and all payments under each Interest Rate Cap Agreement and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and obtain the consent of the Acceptable Counterparty to such collateral assignment (as evidenced by the Acceptable Counterparty’s execution of such Collateral Assignment of Interest Rate Cap Agreement).

(d)           Borrower shall comply with all of its obligations under the terms and provisions of each Interest Rate Cap Agreement.  All amounts paid under an Interest Rate Cap Agreement shall be deposited directly into the Cash Management Account.  Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(e)           If, at any time during the term of the Loan, the counterparty to the Interest Rate Cap Agreement then in effect ceases to be an Acceptable Counterparty and thereafter fails to abide by the requirements set forth in such Interest Rate Cap Agreement with respect to ratings downgrades, then Borrower shall promptly obtain a replacement Interest Rate Cap Agreement satisfying the requirements set forth in paragraph (a) or (b) above, as applicable, with a counterparty that is an Acceptable Counterparty.

(f)            At Closing and at any time that Borrower obtains a replacement Interest Rate Cap Agreement pursuant to this Section 1.4, Borrower shall deliver to Lender a legal opinion or opinions from counsel to the applicable Acceptable Counterparty (which counsel may be internal counsel) in substantially the form of Exhibit B.

1.5.          Method and Place of Payment.  Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement and the Notes (including any deposit into the Cash Management Account pursuant to Section 3.2(c)) shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender.  Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day.  Lender shall notify Borrower in writing of any changes in the account to which payments are to be made.  If the amount received from Borrower (or from the Cash Management Account pursuant to Section 3.2(b)) is less than the sum of all amounts then due and payable hereunder, such amount shall be applied, at Lender’s sole discretion, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and the Note Components in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.

1.6.          Regulatory Change.  If, as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, any Lender is imposed, modified or deemed applicable and the result is to increase the cost to such Lender of making LIBOR-based loans, or to reduce the amount receivable by Lender hereunder in respect of any portion of the Loan with respect to LIBOR-based loans by an amount deemed by such Lender to be material (such increases in cost and reductions in amounts receivable, “Increased Costs”), then Borrower agrees that it will pay to Lender upon Lender’s request such additional amount or amounts (based upon a reasonable allocation thereof by such Lender to the LIBOR-based loans made by such Lender) as will compensate such Lender for such Increased Costs to the extent that such Increased Costs are reasonably allocable to the Loan.  Lender will notify Borrower in writing of any event occurring after the Closing Date which will entitle Lender to compensation pursuant to this Section 1.6 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  If such Lender shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the 90th day prior to the date upon which such Lender actually notified Borrower of the occurrence of such event.  Notwithstanding the foregoing, in no event shall Borrower be required to compensate any Lender for any portion of the income or franchise taxes of Lender, whether or not attributable to payments made by Borrower.  If a Lender requests compensation under this Section 1.6, Borrower may, by notice to Lender, require that such Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.

1.7.          Taxes.

(a)           Borrower agrees to indemnify Lender against any present or future stamp, documentary or other similar or related taxes or other similar or related charges now or hereafter imposed, levied, collected, withheld or assessed by any United States Governmental Authority by reason of the execution and delivery of the Loan Documents and any consents, waivers, amendments and enforcement of rights under the Loan Documents.

(b)           If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any U.S. Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to each Person to whom there has been an Assignment or Participation of a Loan and who is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by such non-U.S. Person), will not be less than the amount stated in this Agreement to be then due and payable; except that the foregoing obligation to pay such additional amounts shall not apply (i) to any assignee that has not complied with the obligations contained in Section 9.7(c), (ii) to any U.S. Taxes withheld or deducted from, or imposed on, any payment hereunder or under the Note or any Note Components by reason of any present or former connection between any non-U.S.

Person and the United States of America (other than solely on account of the execution and performance of, the enforcement of any right under or the receipt of any payment under, this Agreement or a Note), (iii) to any U.S. Taxes withheld or deducted from, or imposed on, any payment hereunder or under the Note or any Note Components at the time of any Assignment or Participation of a Loan or the Note or any Note Components to any non-U.S. Person, (iv) to any U.S. Taxes imposed solely by reason of the failure by such Person (or, if such Person is not the beneficial owner of the relevant Loan, such beneficial owner) to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such Person (or beneficial owner, as the case may be) if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes; or (v) with respect to any Person who is a fiduciary or partnership or other than the sole beneficial owner of such payment, to any U.S. Tax imposed with respect to payments made under any Note to a fiduciary or partnership to the extent that the beneficial owner or member of the partnership would not have been entitled to the additional amounts if such beneficial owner or member of the partnership had been the holder of the Note.

(c)           Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to such non-U.S. Person satisfactory evidence of such deduction, withholding or payment (as the case may be).

1.8.          Release.  Upon payment of the Indebtedness in full when permitted or required hereunder, Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender, which, at Borrower’s election: (a) release and discharge all Liens on all Collateral securing payment of the Indebtedness (subject to Borrower’s obligation to pay any associated fees and expenses), including all balances in the Collateral Accounts, terminate the Loan Documents (other than those provisions thereof that expressly survive repayment of the Indebtedness in full) and provide notice to third parties, including the Cash Management Bank and Tenants; or (b) assign such Liens (and the applicable Loan Documents) to a new lender designated by Borrower.

ARTICLE II

PREPAYMENT

2.1.          Voluntary and Mandatory Prepayment.

(a)           Borrower shall have the right, at its option, upon ten Business Days’ prior written notice to Lender (which notice may be revocable at any time by Borrower, provided that Borrower shall reimburse Lender for all of its reasonable out-of-pocket costs and expenses incurred as a result of any such revocation), to prepay the Loan in whole or in part at any time, provided that if such prepayment is made prior to the Par Prepayment Date then Borrower shall pay to Lender simultaneously with such prepayment the applicable Prepayment Fee; provided, however, that no Prepayment Fee shall be payable with respect to (i) a prepayment of the Loan in connection with the release of one or more Value Add Pool Properties or the release of one or more of the Properties within the Dana Portfolio, except, in each case, to the extent that aggregate prepayments of the Loan shall exceed 30% of the Loan Amount, (ii) a prepayment of the Loan in connection with the sale of a Disposition Asset or (iii) any prepayment of the Loan pursuant to Section 5.16(d).  Each such prepayment shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus the amount of interest that would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period in which such prepayment is made and, if such prepayment is made during the last two Business Days in any Interest Accrual Period, the amount of additional interest that would have accrued on the principal amount so prepaid had it remained outstanding through the end of the following Interest Accrual Period.  Following any such prepayment, Borrower may release or transfer, free and clear of the Lien of the Loan Documents, a portion of the notional amount of the Interest Rate Cap Agreement equal to the amount of such prepayment.  Any partial prepayment shall be applied to the last payments of principal due under the Loan.

(b)           Borrower shall not be permitted to make a voluntary prepayment of the Principal Indebtedness (excluding any payment of any Affiliated Release Price, Unaffiliated Release Price, Dana Release Price or any application of Loss Proceeds) unless simultaneously therewith a prepayment of the Mortgage Loan and the Junior Mezzanine Loan shall also be made in the amount necessary so that the Principal Indebtedness, the Mortgage Loan Principal Indebtedness and the Junior Mezzanine Loan Principal Indebtedness immediately after such prepayment are in the same proportion as they were immediately prior to such prepayments (but Borrower shall be permitted, and is required, to make the mandatory prepayments set forth in Section 2.1(c)).  If the Note has been bifurcated into multiple Note Components pursuant to Section 1.3(c), all prepayments of the Loan, except those made during the continuance of an Event of Default or pursuant to Section 5.16, shall be applied to the Note Components on a pro rata basis.  All prepayments of the Loan made during the continuance of an Event of Default or pursuant to Section 5.16 shall be applied to the Note Components in ascending order of interest rate (i.e., first to the Note Component with the lowest Component Spread until its outstanding principal balance has been reduced to zero, then to the Note Component with the second lowest Component Spread until its outstanding principal balance has been reduced to zero, and so on) or in such other order as Lender shall determine.

(c)           Borrower shall make the following mandatory prepayments of the Loan:

(i)            on the first Payment Date following the date on which any Restricted Cash is no longer required to be maintained as collateral for the benefit of the applicable Encumbered Property Lender pursuant to the applicable Encumbered Property Debt Documents, Borrower shall prepay the Loan in accordance with Section 2.1 in an amount equal to the product of (x) the amount of any such Restricted Cash, times (y) the Loan Multiplier, provided that Borrower shall not be required to pay any Prepayment Fee or other similar amount in connection therewith;

(ii)           on any Payment Date on which Dana Excess Cash Flow is contained in the Cash Management Account, Borrower shall prepay the Loan in an amount equal to the product of (x) the amount of such Dana Excess Cash Flow times (y) the Loan Multiplier, provided that (i) Borrower shall not be required to pay any Prepayment Fee or other similar amount in connection therewith and (ii) the aggregate amount of prepayments of the Loan and the Junior Mezzanine Loan made pursuant to this Section 2.1(c)(ii) shall not be required to exceed $10,000,000 in the aggregate in any calendar year (which amount shall be reduced on a proportionate basis to reflect any reduction in Borrower’s interest in the Dana Portfolio in the event Borrower enters into a Qualified Joint Venture Agreement with respect to the Dana Portfolio in accordance herewith, and any release of a Property in the Dana Portfolio in accordance herewith, in each case provided the Release Price required to be paid in accordance therewith has been paid);

(iii)          simultaneously with, and as a condition to, any sale and/or financing of any Disposition Asset (including subsequent sales and/or financings to the extent any initial sale or financing is with or to an Affiliate of Borrower) that shall cause the aggregate gross proceeds theretofore realized from the sale and/or financing of Disposition Assets to exceed $184,000,000 (which gross proceeds shall include the assumption of Debt without reduction for repayment of Debt, but shall be net of customary transaction costs, including legal fees, actually paid to third parties, in each case with respect to any such sale or financing of a Disposition Asset), subject to the last sentence of Section 3.1(b) below, Borrower shall prepay the Loan in accordance with Section 2.1 in an amount equal to the product of (x) the amount of any such excess, times (y) the Loan Multiplier, provided that Borrower shall not be required to pay any Prepayment Fee or other similar amount in connection therewith (by way of example only: if the Disposition Assets are encumbered by $100,000,000 and are purchased for $100,000,000 subject to existing Debt, or are purchased for $200,000,000 and existing Debt is repaid, then in either case the Loan shall be reduced or repaid, as applicable, in the amount of $16,000,000 (net of customary third party transaction costs paid to unaffiliated third parties) times the Loan Multiplier; and

(iv)          simultaneously with any voluntary prepayment of all or any portion of the Mortgage Loan Principal Indebtedness and/or the Junior Mezzanine Loan Principal Indebtedness, Borrower shall make a prepayment hereunder in the amount necessary so that the Principal Indebtedness, the Mortgage Loan Principal Indebtedness and the Junior Mezzanine Loan Principal Indebtedness immediately after such prepayments are in the same proportion as they were immediately prior to such prepayments.

2.2.          Property Releases.

(a)           So long as no Event of Default is then continuing and all amounts then due and owing to Lender have been paid in full, Borrower may from time to time obtain the release of one or more of the Properties or direct or indirect equity interests therein from the Liens of the Loan Documents in connection with a sale to an unaffiliated third-party in an arms’-length transaction or a Permitted Affiliate Sale, or pursuant to Section 5.24, provided that: (1) at the time of such release (but provided that no Event of Default has occurred and is continuing, not in connection with the transfer of any Disposition Asset), Borrower shall prepay the Loan in accordance with Section 2.1 in an amount equal to the applicable Release Price, plus any additional amount required to be prepaid in accordance with Section 2.2(c) in order to reduce the Release Price Deficit, which aggregate prepayment shall be accompanied by the other amounts specified in Section 2.1, including the applicable Prepayment Fee if such prepayment is made prior to the Par Prepayment Date (for the avoidance of doubt, provided no Event of Default or Junior Mezzanine Event of Default is continuing, Borrower shall not be required to deposit into the Cash Management Account the proceeds from the permitted sale of any Disposition Assets, except if and to the extent that Borrower is required hereunder to pay to Lender a Release Price or other amount in connection therewith), (2) except with respect to the sale of the Dana Portfolio to an unaffiliated third party, DSCR for the Test Period most recently ended, recalculated to include only income and expense attributable to Borrower’s interest in the Properties remaining after the contemplated release and to exclude the interest expense and principal payments on the aggregate amount to be prepaid, shall be equal to or greater than DSCR immediately prior to such release (as reasonably determined by Lender) (for these purposes, in the case of the sale of a Mortgage Loan Collateral Property, DSCR shall be adjusted to ignore the effect of so-called “rate creep” resulting from the fact that the prepayment of the Loan and the Mortgage Loan will not result in a pro-rata reduction of their respective principal amounts), (3) after giving effect to such release, the aggregate Senior Collateral Value shall not be less than 120% of the sum of the Principal Indebtedness and the Junior Mezzanine Loan Principal Indebtedness and (4) Borrower shall reimburse Lender for any actual reasonable out-of-pocket costs and expenses incurred by Lender in connection with this Section 2.2 (including the reasonable fees and expenses of legal counsel and the Servicer).  Notwithstanding anything to the contrary in this Section 2.2(a) (x) the release price for a Disposition Asset shall be zero, subject to the requirement specified in Section 2.1(c)(iii), and the foregoing requirements set forth in clauses (1) through (4) inclusive shall not apply, (y) with respect to the release of any Joint Venture Property, the Release Price applicable to such Property shall be adjusted to reflect the Joint Venture Owner’s percentage interest in the Joint Venture Property as of the date of any such release, and (z) the release price for any asset acquired by a Borrower from and after the date hereof (to the extent Borrower is permitted to acquire any such asset pursuant this Agreement) shall be zero, and the foregoing requirements set forth in clauses (1) through (4) inclusive shall not apply.

(b)           Upon satisfaction of the requirements set forth in Sections 2.1 and 2.2, Lender will execute and deliver to Borrower such instruments, prepared by Borrower and approved by Lender, as shall be necessary to release the applicable Property or Properties from the Liens of the Loan Documents or to assign the applicable portion of such Liens to a third party to the extent necessary to avoid the incurrence of mortgage recording taxes.

(c)           Notwithstanding anything herein to the contrary, in the case of a sale of a Property to an unaffiliated third party in an arms’-length transaction, if the Net Proceeds are less than the amount specified in clause (B)(x) of the definition of “Unaffiliated Release Price”, then the amount of principal payable by Borrower under Section 2.2(a)(1) in connection with the release of such Property shall be the Loan Multiplier times 100% of such Net Proceeds, subject to the following:

(i)            the Release Price Deficit (as defined below) may not at any time exceed $30,000,000 times the Loan Multiplier; and

(ii)           if and to the extent the Release Price Deficit is greater than zero, an amount equal to the product of the Excess Transfer Proceeds times the Loan Multiplier shall be applied toward prepayment of the Loan in accordance with Section 2.1 (and shall be accompanied by any applicable Prepayment Fee) until the Release Price Deficit is reduced to zero.

“Release Price Deficit” means, from time to time, the excess, if any, of (x) the sum of all Release Prices of all Properties theretofore released, minus (y) the sum of all amounts theretofore applied toward the prepayment of the Loan in connection with Transfers of Properties pursuant to Section 2.2(a)(1).

2.3.          Value Add Pool Equity Releases.  So long as no Event of Default is then continuing and all amounts then due and owing to Lender have been paid in full, Borrower may obtain the release of up to and including 80% of the Value Add Pool Equity in the aggregate from the Liens of the Loan Documents in connection with the sale of such equity interests to an unaffiliated third party, provided that (1) at the time of each such release, Borrower shall prepay the Loan, in accordance with Section 2.1, in an amount equal to the applicable Value Add Pool Equity Release Price, which prepayment shall be accompanied by the other amounts specified in Section 2.1, (2) DSCR for the Test Period most recently ended, recalculated to include only Borrower’s share of income and expense attributable to the Properties remaining after the contemplated sale and to exclude the interest expense and principal payments on the aggregate amount to be prepaid, shall be equal to or greater than DSCR immediately prior to such sale (as reasonably determined by Lender), (3) after giving effect to such release, the aggregate Senior Collateral Value shall not be less than 120% of the sum of the Principal Indebtedness and the Junior Mezzanine Loan Principal Indebtedness (as reasonably determined by Lender), (4) Borrower shall reimburse Lender for any actual reasonable out-of-pocket costs and expenses incurred by Lender in connection with this Section 2.2 (including the reasonable fees and expenses of legal counsel and the Servicer), (5) Lender shall retain a first-priority perfected pledge of the remaining Value Pool Property Equity, which shall not be less than 20% of the initial Value Add Pool Equity, (6) Lender shall have reasonably approved the joint venture or other applicable agreement between Borrower and the purchaser(s) of Value Add Pool Equity and any subsequent amendments and modifications thereof, and such joint venture or other applicable agreement shall provide that (x) if Lender forecloses on the Value Add Pool Equity pledged to Lender under the Loan Documents, then unless 80% of the Value Add Pool Equity has been released in accordance with this Section 2.3 (which 80% threshold may be reduced to 66.67% in Lender’s reasonable discretion), Lender shall have the right to require that the Value Add Pool Properties be liquidated, subject to customary rights of first offer or appraisal sale or other similar rights reasonably acceptable to Lender, and (y) distributions of operating revenues, capital proceeds and all other income of the Value Add Pool Properties, to the extent available for distribution, shall be made to the equityholders in proportion to their respective equity interests and (7) in the event that 80% of the Value Add Pool Equity has been released in accordance with the provisions of this Section 2.3, any subsequent sale of a Value Add Pool Property or of Borrower’s entire remaining 20% equity interest referenced in the preceding clause (5) shall be subject to the requirements of foregoing clauses (1) through (6), provided, however, that the applicable Unaffiliated Release Price shall be paid in lieu of the Value Add Pool Equity Release Price, except that, for purposes of this subsection (7) only, the Release Price payable in connection therewith shall be the Unaffiliated Release Price (taking into account 100% of the Aggregate Allocated Loan Amounts of the respective Properties, without reduction for prior equity sales) reduced by multiplying the amount specified in clause (x) of the definition of

Unaffiliated Release Price by 20%, and the percentage specified in clause (y) of the definition of Unaffiliated Release Price shall be replaced with “100%”.

2.4  Release of Vacant Land.  So long as no Event of Default is then continuing, Borrower may obtain the release of one or more vacant non-income producing parcels of land (each such parcel, a “Release Parcel”) from the restrictions and Liens of the Loan Documents in connection with the Transfer of such Release Parcel to an unaffiliated third party in a bona fide arms-length transaction upon satisfaction of the following conditions:

(i)            Borrower shall deliver to Lender notice of its intent to release one or more Release Parcels, which notice must be given at least 10 Business Days and not more than 60 days prior to the Business Day upon which the release is to be made and shall specify the Release Parcel(s) that Borrower intends to release.  Borrower shall promptly reimburse Lender for any actual out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel and the Servicer) incurred by Lender in connection with a release pursuant to this Section 2.4.

(ii)           At the time of such release, Borrower shall prepay a portion of the Loan, in accordance with Section 2.1, in an amount equal to the applicable Parcel Release Price.

(iii)          Lender shall have received evidence reasonably satisfactory to it that the Mortgage Borrower shall have satisfied all of the conditions to the proposed release set forth in the applicable Encumbered Debt Documents.

(iv)          Borrower shall have delivered to Lender satisfactory evidence that (1) the applicable Release Parcel has been legally subdivided from the remaining Property, a separate tax identification number shall have been issued for such Release Parcel and all necessary variances, if any, shall have been obtained (with the result that, upon the transfer and release of such Release Parcel, no part of the remaining Property shall be part of a tax lot which includes any portion of such Release Parcel); (2) after giving effect to such transfer, each of the Release Parcel and the remaining Property conforms to and is in compliance in all material respects with applicable Legal Requirements (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) and constitutes a separate tax lot, (3) the Release Parcel is not necessary for the remaining Property to comply with any zoning, building, land use or parking or other Legal Requirements applicable to it or for the then current use of the remaining Property, including without limitation for access, driveways, parking, utilities or drainage or, to the extent that the Release Parcel is necessary for any such purpose, a reciprocal easement agreement or other agreement has been executed and recorded that would allow the owner of the remaining Property to continue to use the release Parcel (at no cost or expense to Borrower) to the extent necessary for such purpose, and (4) the lots have been demised to Lender’s satisfaction in its reasonable discretion;

(v)           In the case of a Mortgage Loan Collateral Property, Borrower shall deliver to Mortgage Lender an endorsement to the Qualified Title Insurance Policy insuring the applicable Mortgage (1) extending the effective date of the policy to the effective date of the release; (2) confirming no change in the priority of the Mortgage on the remaining Property (exclusive of the Release Parcel) or in the amount of the insurance or the coverage of the Property (exclusive of the Release Parcel) under the policy; and (3) insuring the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to clause (v)(3) of this Section that has been executed and recorded, if any;

(vi)          Borrower shall have complied with any requirements applicable to the release in the Leases, reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the remaining Property and the release does not violate any of the provisions of such documents in any respect that would result in a termination (or give any other party thereto the right to terminate), extinguishment or other loss of material rights of Borrower or in a material increase in Borrower’s obligations under such documents and, to the extent necessary to comply with such documents, the transferee of the Release Parcel has assumed Borrower’s obligations, if any, relating to the Release Parcel under such documents;

(vii)         ingress to and egress from all portions of the remaining Property shall be over (i) physically open and fully dedicated public roads or (ii) vehicle and pedestrian easements which (1) provide vehicular and pedestrian access to a physically open and fully dedicated public road, (2) are recorded in the chain of title to both the property which is encumbered thereby and the remaining Property, (3) are irrevocable and non-terminable without the consent of the owner of the remaining Property; and provided further that, if lawfully obtainable, in the case of a Mortgage Loan Collateral Property, Borrower delivers to Mortgage Lender an endorsement to the Qualified Title Insurance Policy, which endorsement shall insure that (A) the benefit of each such easement inures and runs to the benefit of the owner of the remaining Property, (B) the Lien of the Mortgage is a first Lien on Mortgage Borrower’s beneficial interest in such easement, subject to no exceptions other than Permitted Encumbrances and those approved by Lender in its reasonable discretion and (C) no then-existing mortgages, Liens, security interests or other encumbrances (other than Permitted Encumbrances) on the Release Parcel burdened by such easement are superior to, or under any circumstances could terminate, impair or limit the terms of such easement;

(viii)        Borrower shall have delivered an Officer’s Certificate to the effect that the conditions in this Section 2.4 have occurred or shall occur concurrently with the transfer and release of the applicable Release Parcel; and

(ix)           Borrower shall execute such documents and instruments and obtain such opinions of counsel as are typical for similar transactions.

ARTICLE III

ACCOUNTS

3.1.          Cash Management Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank a cash management account into which income from the Properties will be deposited (the “Cash Management Account”), subject to and in accordance with the terms hereof.  As a condition precedent to the closing of the Loan, Borrower shall cause the Cash Management Bank to execute and deliver an agreement (as modified or replaced in accordance herewith, a “Cash Management Agreement”) which provides, inter alia, that no party other than Lender and Servicer shall have the right to withdraw funds from the Cash Management Account.  The fees and expenses of the Cash Management Bank shall be paid by Borrower.

(b)           Subject to the requirements of the Encumbered Property Debt Documents, within five Business Days following the Closing Date, Borrower shall deliver to each Tenant in the Properties (except for Tenants at Other Properties) a written notice (a “Tenant Notice”) in the form of Exhibit D instructing that (i) all payments under the Leases shall thereafter be transmitted by them directly to, and deposited directly into, the Cash Management Account or a Blocked Account and (ii) such instruction may not be rescinded unless and until such Tenant receives from Borrower or Lender a copy of Lender’s written consent to such rescission or Lender’s written notice that the Loan has been repaid in full.  Borrower shall send a copy of each such written notice to Lender and shall redeliver such notices to each Tenant until such time as such Tenant complies therewith.  Subject to the Encumbered Property Debt Documents and any Qualified Joint Venture Agreement, Borrower shall cause (i) all cash Revenues relating to the Properties (other than the Encumbered Properties and the TRS Properties) and all other money received by Borrower or the Approved Property Manager (other than tenant security deposits required to be held in escrow accounts) with respect to the Properties (other than the Encumbered Properties and the TRS Properties) to be deposited in the Cash Management Account or a Blocked Account by the end of the first Business Day following Borrower’s or the Approved Property Manager’s receipt thereof and (ii) all Distributions to be deposited in the Cash Management Account or a Blocked Account by the end of the second Business Day following Borrower’s receipt thereof.  “Blocked Account” means an Eligible Account maintained with a financial institution reasonably satisfactory to Lender that enters into a blocked account agreement or similar irrevocable direction instruction (as modified or replaced in accordance herewith, the “Blocked Account Agreement”) reasonably satisfactory to Lender pursuant to which such financial institution will remit, at the end of each Business Day, all amounts contained therein to an account specified by Lender (Lender hereby agreeing to specify the Cash Management Account so long as no Event of Default has occurred and is then continuing).  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, no amounts shall be deposited into the Cash Management Account with respect to any Encumbered Property or TRS Property, except for Distributions pursuant to Section 5.23.  Notwithstanding the foregoing, provided no Event of Default is continuing, Borrower shall not be required to deposit into the Cash Management Account the proceeds from the permitted sale of any Disposition Assets, except to the extent that Borrower is required hereunder to pay to Lender a Release Price or other amount in connection therewith.

(c)           Lender shall have the right at any time, upon not less than 30 days’ prior written notice to Borrower, to replace the Cash Management Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Cash Management Agreement substantially identical to the Cash Management Agreement executed at Closing.  In addition, subject to the provisions of the Encumbered Property Debt Documents, during the continuance of an Event of Default or if the Blocked Account Bank fails to comply with the Blocked Account Agreement or ceases to be an Eligible Institution, Lender shall have the right at any time, upon not less than 30 days’ prior written notice to Borrower, to replace the Blocked Account Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Blocked Account Agreement satisfactory to Lender.

(d)           Borrower and Lender agree that the flow of funds with respect to the Cash Management Account and the Blocked Account as depicted in the diagrams attached hereto as Schedule C is in compliance with this Section 3.1.

3.2.          Distributions from Cash Management Account.

(a)           The Cash Management Agreement shall provide that the Cash Management Bank shall remit to the Junior Mezzanine Cash Management Account, at the end of each Business Day (or, at Borrower’s election, on a less frequent basis), the amount, if any, by which amounts then contained in the Cash Management Account (other than Dana Excess Cash Flow and Restricted Cash) exceed the aggregate amount required to be paid to or reserved with Lender, or prepaid pursuant to Section 2.1(c)(i), on the next Payment Date pursuant to Section 3.2(b) (the “Minimum Balance”); provided, however, that Lender shall terminate such remittances during the continuance of an Event of Default upon notice to the Cash Management Bank.  Lender may notify the Cash Management Bank at any time of any change in the Minimum Balance.  Lender shall deliver a copy of any notice of a change in the Minimum Balance to Borrower, for information only (but any failure by Lender to do so shall not in any way limit Borrower’s obligations or liabilities hereunder).  Any payment received by any Borrower pursuant to this Section 3.2 shall be received free of the Lien of the Loan Documents.

(b)           On each Payment Date, provided no Event of Default has occurred and is continuing, Lender shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:

(i)            to Lender, the amount of all scheduled or delinquent interest on the Loan and all other amounts then due and payable under the Loan Documents;

(ii)           to Lender, any Restricted Cash required to be used to prepay the Loan pursuant to Section 2.1(c)(i);

(iii)          to Lender, any Dana Excess Cash Flow required to be used to prepay the Loan pursuant to Section 2.1(c)(ii);

(iv)          for so long as the Junior Mezzanine Loan remains outstanding, all remaining amounts to the Junior Mezzanine Cash Management Account; and

(v)           if the Junior Mezzanine Loan is no longer outstanding, all remaining amounts to such account as shall be designated by Borrower from time to time, unless a Mortgage Loan Event of Default shall be continuing, in which case, all remaining amounts shall be remitted to the Mortgage Loan Cash Management Account.

(c)           If on any Payment Date the amount in the Cash Management Account shall be insufficient to make the transfer described in Section 3.2(b)(i), Borrower shall deposit into the Cash Management Account on such Payment Date the amount of such deficiency.  If Borrower shall fail to make such deposit, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Lender may disburse and apply the amounts in the Collateral Accounts in accordance with Section 3.5(c).

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Loan Documents, and/or the Junior Mezzanine Loan Documents, the parties hereto acknowledge and agree that, as to any clause or provision contained in this Agreement, the other Loan Documents, and/or the Junior Mezzanine Loan Documents to the effect that payments, distributions, or other similar effect are to be made by Borrower to Junior Mezzanine Lender or applied to the Junior Mezzanine Loan or to any account specified by Junior Mezzanine Lender, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Lender shall pay to Borrower, and Borrower shall then immediately distribute to Junior Mezzanine Borrower, pursuant to and in accordance with the organizational documents of Borrower and applicable law, which distribution shall be immediately payable to Junior Mezzanine Lender, and any such clause or provision shall not be construed as meaning that Borrower and/or Junior Mezzanine Borrower is acting on behalf of, holding out its credit for, or paying the obligations of, Junior Mezzanine Borrower, as applicable, directly or in any other manner that would violate any of the single purpose entity covenants contained in this Agreement or other similar covenants contained in Borrower’s organizational documents or Junior Mezzanine Borrower’s organizational documents, respectively.

3.3.          Loss Proceeds Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of depositing any Loss Proceeds (the “Loss Proceeds Account”).

(b)           Provided no Event of Default is continuing, funds in the Loss Proceeds account shall be applied in accordance with Section 5.16.

3.4.          Environmental Escrow Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts anticipated to be required to correct Environmental Conditions (the “Environmental Escrow Account”).

(b)           On the Closing Date, Borrower shall deposit into the Environmental Escrow Account, from the proceeds of the Loan, an amount equal to the Environmental Escrow Amount.

(c)           Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Environmental Escrow Account to reimburse Borrower for reasonable costs and expenses incurred in order to correct Environmental Conditions, provided that

(i)            Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii)           Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement; and

(iii)          Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate, (2) reasonably satisfactory site inspections, and (3) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d)           Upon substantial resolution (as reasonably determined by Lender) of the portion of the Environmental Conditions identified on any line on Schedule F, and provided no Event of Default is then continuing, the remainder of the portion of the Environmental Escrow Account held for such line item (as shown adjacent to such line item on Schedule F) shall promptly be remitted to Borrower.  Upon the correcting of all Environmental Conditions or other resolution reasonably satisfactory to Lender with respect thereto, provided no Event of Default is then continuing, any amounts then remaining in the Environmental Escrow Account shall promptly be remitted to Borrower and the Environmental Escrow Account will no longer be maintained.

3.5.          Intentionally Omitted.

3.6.          Account Collateral.

(a)           Borrower hereby grants a perfected first-priority security interest in favor of Lender in and to the Account Collateral as security for the Indebtedness, together with all rights of a secured party with respect thereto.  Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender and shall be in the name of Borrower, as pledgor, and Lender, as pledgee.  Borrower shall have no right to make withdrawals from any of the Collateral Accounts.  Funds in the Collateral Accounts shall not be commingled with any other monies at any time.  Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral.  Funds in the Collateral Account shall be invested in Permitted Investments selected by Lender.  Unless otherwise required by applicable law, provided no Event of Default is continuing, all income and gains from the investment of funds in the Collateral Accounts shall be for the account of Borrower and shall be paid to Borrower upon written request therefor (but in any event, not more often than monthly). After the Loan and all other Indebtedness have been paid in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be paid to Borrower.

(b)           The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents.

(c)           During the continuance of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts, and funds resulting from the liquidation of Permitted Investments contained in the Collateral Accounts, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loan and the Note Components in such sequence as Lender shall elect in its sole discretion, and/or toward the payment of Property expenses.

3.7.          Bankruptcy.  Borrower and Lender acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code.  If, however, a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower’s bankruptcy estate, then Borrower and Lender further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender.  Borrower acknowledges that Lender does not consent to Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender.  Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Borrower shall have received a court order authorizing the use of the same, and (ii) Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS

Borrower represents to Lender that, as of the Closing Date, except as set forth in the Exception Report:

4.1.          Organization.

(a)           Each Borrower is duly formed, validly existing and in good standing under the laws of the state of its formation, and is in good standing in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and each Borrower has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b)           Each Property Owner is duly formed, validly existing and in good standing under the laws of the state of its formation, and is in good standing in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and each Property Owner has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(c)           No Borrower has any subsidiaries and no Borrower owns any equity interest in any other Person except as shown on the organizational chart contained in Exhibit A, which organizational chart is true and correct as of the date hereof.

4.2.          Authorization.  Each Borrower has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

4.3.          No Conflicts.  Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its formation and governance documents, (ii) violate any law, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage or contract to which any Borrower, any Property Owner or Sponsor is a party or by which Borrower, any Property Owner or Sponsor may be bound which violation, conflict or event of default is reasonably likely to result in a Portfolio Material Adverse Effect, or (iv) result in or require the creation of any Lien or other charge or encumbrance upon or with respect to the Collateral in favor of any party other than Lender.

4.4.          Consents.  No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by any Borrower of this Agreement or the other Loan Documents, or by any Required Equity Pledgor of the Loan Documents to which it is a party, the failure to obtain which is reasonably likely to result in a Portfolio Material Adverse Effect, except for any of the foregoing which have already been obtained.

4.5.          Enforceable Obligations.  This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and constitute each Borrower’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, including the defense of usury.

4.6.          No Default.  No Default or Event of Default will exist immediately following the making of the Loan.

4.7.          Payment of Taxes.  Each Borrower and each Property Owner has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes due (including interest and penalties) except for taxes which are not yet delinquent and has paid all or made provision with the title company for the payment of all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender (or in the case of an Encumbered Property, to preserve the Liens under the Encumbered Property Debt Documents).

4.8.          Compliance with Law.  Except as disclosed in the Zoning Reports, each Borrower, each Property and the uses thereof comply with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes, except to the extent that failure to comply therewith would not result in a Portfolio Material Adverse Effect.  Except as disclosed in the Zoning Reports, each Mortgage Loan Collateral Property, and to Borrower’s knowledge, each Other Property conforms in all material respects to current zoning requirements (including requirements relating to parking) and is not an illegal nonconforming use.  No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which is reasonably likely to result in a Material Adverse Effect.  There has not been committed by or on behalf of any Borrower or to Borrower’s knowledge any other person in occupancy of or involved with the operation or use of any Mortgage Loan Collateral Property, or  to Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of any Other Property, any act or omission affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against any Property or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents.  No Borrower, Property Owner nor Sponsor has purchased any portion of the Properties with proceeds of any illegal activity.

4.9.          ERISA.  Neither Borrower nor any ERISA Affiliate of Borrower has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is required to maintain or contribute to, any Plan.  The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations; provided that the foregoing representation is subject to the assets used by the Lender not being or being treated under ERISA as Plan Assets.

4.10.        Investment Company Act.  No Borrower is an “investment company”, or a company “controlled” by an “investment company”, registered or required to be registered under the Investment Company Act of 1940, as amended.

4.11.        No Bankruptcy Filing.  No Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property.  No Borrower has any knowledge of any Person contemplating the filing of any such petition against it.

4.12.        Other Debt.  Borrower does not have outstanding any Debt other than Permitted Debt.  Borrower has no obligations under the Encumbered Property Debt Documents except, in the case of AFRT and the Operating Partnership, certain customary non-recourse carveouts.  As of June 30, 2008, (x) the aggregate principal amount of outstanding Encumbered Property Debt equals approximately $1,912,796,638 and (y) the aggregate principal amount of outstanding Encumbered Property Debt excluding amounts attributable to Disposition Assets equals approximately $1,841,044,035.  Schedule X hereto is true and correct in all material respects and accurately reflects the outstanding principal balances attributable to the Encumbered Property Debt as of June 30, 2008.  For the avoidance of doubt, for purposes of this representation, the stated amounts of Encumbered Property Debt in (x) and (y) above and as set forth on Schedule X hereto (i) exclude any portion of actually outstanding Encumbered Property Debt that is secured by defeasance collateral,  (ii) exclude the pro rata portion of the Encumbered Property Debt secured by the Property located at 801 Market Street, Philadelphia, Pennsylvania, that is attributable to the 11% equitable ownership interest held by Borrower’s joint venture partner at  such Property, (iii) allocate the amortized aggregate principal amounts of Encumbered Property Debt  on a pro rata basis among the Properties based on the original allocated loan amounts for the Properties under their respective Encumbered Property Debt Documents, and (iv) may be less than the respective amounts Borrower would be required to pay  to release the Properties from the Encumbered Property Debt on an individual Property basis.

4.13.        Litigation.  There are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other court or agency now pending, and there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened, against or affecting any Borrower, any Property Owner or any Property, which individually or collectively would have a Portfolio Material Adverse Effect if determined against Borrower.

4.14.        Leases; Material Agreements.

(a)           Borrower has delivered to Lender true and complete copies of all Leases requested by Lender.  No person has any possessory interest in any of the Properties or right to occupy the same except under and pursuant to the provisions of the Leases.  The certified rent roll delivered to Lender as of the Closing Date (the “Rent Roll”) is true and correct in all material respects as of February 29, 2008, and since such date, there have been no changes to the Rent Roll that would have a Portfolio Material Adverse Effect, no new Major Leases have been entered into and no Major Lease has been terminated.  Borrower is holding approximately $2,150,000 in respect of Tenant security deposits and is holding no security deposits with respect to Major Leases, no fixed rent has been paid more than 30 days in advance of its due date and no payments of rent are more than 30 days delinquent.  Except as set forth on Schedule S, no Tenant under any of the Leases referenced in Schedule S has any remaining termination or contraction options.  Except as set forth in the Leases, no Tenant has any extension or renewal options.  Except as set forth in the Qualified Title Policies, with respect to the Mortgage Loan Collateral

Properties, or the Leases, with respect to the Other Properties, no Tenant or other party has any option, right of first refusal or similar preferential right to purchase or lease all or any portion of any Property.

(b)           Except as set forth on the Exception Report, to Borrower’s knowledge (x) all material work to be performed by the landlord under Major Leases has been substantially performed, all material contributions to be made by the landlord to the Tenants thereunder have been made and all other material conditions to each Tenant’s obligations thereunder have been satisfied, in each case, in all material respects, and (y) no Tenant under a Major Lease has the right to require any Borrower to perform or finance any material Tenant Improvements or Material Alterations and no material Leasing Commissions are owed or would be owed upon the exercise of any such Tenant’s existing renewal or expansion options.  Without limiting the foregoing, Wachovia is required to pay for 100% of the cost of the “Demising Work” referenced in the Wachovia estoppel letter delivered at Closing.

(c)           To Borrower’s knowledge, there are no Material Agreements except as described in Schedule D and no Encumbered Property Debt Documents except as described in Schedule U.  To Borrower’s knowledge, Borrower has made available to Lender true and complete copies of all Material Agreements and all Encumbered Property Debt Documents.  To Borrower’s knowledge, each Material Agreement has been entered into at arm’s length in the ordinary course of business by or on behalf of Borrower.

(d)           The Leases and the Material Agreements are in full force and effect and, except as set forth on the Rent Roll, there are no defaults thereunder by any Borrower or any other party thereto which is reasonably likely to result in a Portfolio Material Adverse Effect.  No Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any of the Properties are bound which default is reasonably likely to result in a Portfolio Material Adverse Effect.

4.15.        Full and Accurate Disclosure.  To Borrower’s knowledge, no statement of fact heretofore delivered by Sponsor or Borrower to Lender in writing in respect of the Properties or any Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading unless subsequently corrected.  There is no fact presently actually known to Borrower which has not been disclosed to Lender which is reasonably likely to result in a Portfolio Material Adverse Effect.

4.16.        Financial Condition.  To Borrower’s knowledge, except as otherwise disclosed in writing to Lender, all financial data concerning Borrower and the Properties heretofore provided to Lender fairly presents in accordance with GAAP the financial position of Borrower in all material respects, as of the date on which it was made, and does not omit to state any material fact necessary to make statements contained herein or therein not misleading.  Since the delivery of such data, except as otherwise disclosed in writing to Lender there have occurred no changes or circumstances which have had or are reasonably likely to result in a Portfolio Material Adverse Effect.

4.17.        Single-Purpose Requirements.  Each Borrower, each Property Owner and their respective Single-Purpose Equityholders, except as disclosed on Exhibit A, is now a Single-Purpose Entity, and has always been a Single-Purpose Entity to the extent relevant to the Nonconsolidation Opinion.  All statements of fact contained in the Nonconsolidation Opinion and in the certificates referenced therein and attached thereto are true and correct in all material respects.

4.18.        [Intentionally Omitted].

4.19.        Not Foreign Person.  No Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.20.        Labor Matters.  Except as listed on the Exception Report, no Borrower is a party to any collective bargaining agreements.

4.21.        Title.  Mortgage Loan Property Owners own good, marketable and insurable title to the Mortgage Loan Collateral Properties and good and marketable title to the related personal property, to the Collateral Accounts and to any other Collateral, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances.  Owners of Other Properties own good, marketable and insurable title to the Other Properties and good and marketable title to the related personal property free and clear of all Liens whatsoever except the Encumbered Property Debt and the encumbrances permitted under, or created by, the Encumbered Property Loan Documents.  Each Required Equity Pledgor has good title to its Required Equity, in each case free and clear of all Liens except the Permitted Encumbrances.  The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, perfected first priority Liens on the Mortgage Loan Collateral Properties and the rents therefrom, enforceable as such against creditors of and purchasers from Borrower and subject only to Permitted Encumbrances, and (ii) perfected Liens (pursuant to the Uniform Commercial Code of the State of Delaware) in and to all personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.  The Loan Documents creating a security interest in the Required Equity, upon the filing of a UCC financing statement in the appropriate jurisdiction and/or delivery of the certificates evidencing the securities included in the Collateral, create and constitute a valid and perfected first priority Lien on the Required Equity, free and clear of all Liens other than the Loan Permitted Encumbrances. The Permitted Encumbrances do not and will not materially and adversely affect or interfere with the value, or current use or operation, of the Mortgage Loan Collateral Properties, or the security intended to be provided by the Mortgages and the Loan Documents creating a security interest in the Required Equity or Borrower’s ability to repay the Indebtedness in accordance with the terms of the Loan Documents.  Except as insured over by a Qualified Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Mortgage Loan Collateral Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.  No creditor of any Borrower other than Lender has in its possession any goods that constitute or evidence the Collateral.

4.22.        No Encroachments.  Except as shown on the applicable Qualified Survey, all of the improvements on each Mortgage Loan Collateral Property lie wholly within the boundaries and building restriction lines of the such Mortgage Loan Collateral Property, and no improvements on adjoining property encroach upon any Mortgage Loan Collateral Property, and no easements or other encumbrances upon any Mortgage Loan Collateral Property encroach upon any of the improvements, so as, in either case, to adversely affect the value or marketability of the applicable Mortgage Loan Collateral Property, except those which are insured against by a Qualified Title Insurance Policy.  All of the improvements on each of the Other Properties lie wholly within the boundaries and building restriction lines of the such Other Properties, except to the extent that failure of any improvements to lie wholly within such boundaries and building restriction lines does not cause a Portfolio Material Adverse Effect; and no improvements on adjoining property encroach upon any of the Other Properties, and no easements or other encumbrances upon any of the Other Properties encroach upon any of the improvements, so as, in either case, to cause a Portfolio Material Adverse Effect.

4.23.        Physical Condition.

(a)           Based solely on the Engineering Reports, each Mortgage Loan Collateral Property (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) is in good condition, order and repair in all respects material to its use, operation or value.  Each Other  Property (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) is in good condition, order and repair in all respects material to its use, operation or value, except to the extent that the failure of such Other Property to be in good condition, order and repair does not result in a Portfolio Material Adverse Effect.

(b)           Based solely on the Engineering Reports, Borrower is not aware of any material structural or other material defect or damages in any of the Mortgage Loan Collateral Properties, whether latent or otherwise.  Borrower is not aware of any material structural or other material defect or damages in any of the Other Properties, whether latent or otherwise, that would have a Portfolio Material Adverse Effect.

(c)           No Borrower has received or is aware of any other party’s receipt of written notice from any insurance company or bonding company of any defects or inadequacies in any of the Properties which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.24.        Fraudulent Conveyance.  Borrower has not entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor.  Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. On the Closing Date, the fair salable value of each Borrower’s aggregate assets is and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, be greater than such Borrower’s probable aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations).  Each Borrower’s aggregate assets do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  No Borrower intends to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of such Borrower).

4.25.        Management.  Except for any Approved Management Agreement, no property management agreements are in effect with respect to the Properties, other than sub-management agreements entered into in accordance with the terms of the Approved Management Agreements.

4.26.        Condemnation.  Except as listed on the Exception Report, no Condemnation has been commenced or is contemplated with respect to all or any material portion of any of the Mortgage Loan Collateral Properties or for the relocation of roadways providing access to any of the Mortgage Loan Collateral Properties or, to Borrower’s knowledge, is contemplated with respect to all or any material portion of any of the Other Properties or for the relocation of roadways providing access to any of the Other Properties.

4.27.        Utilities and Public Access.  Each  Property has adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is adequately served by all public utilities necessary to the continued use and enjoyment of such Property as presently used and enjoyed.

4.28.        Environmental Matters.  Except as disclosed in the Environmental Reports and except as disclosed on the Exception Report:

(i)            To Borrower’s knowledge, each Property is in compliance in all material respects with all Environmental Laws applicable to such Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of such Property under all Environmental Laws).

(ii)           No Environmental Claim is pending with respect to any of the Properties, nor, to Borrower’s knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Borrower or any of the Properties.

(iii)          Without limiting the generality of the foregoing, to Borrower’s knowledge, there is not present at, on, in or under any Property, any Hazardous Substances, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint, in each case in violation of Environmental Law.

(iv)          To Borrower’s knowledge, there have not been and are no past, present or threatened Releases of any Hazardous Substance from or at any of the Properties that are reasonably likely to form the basis of any Environmental Claim, and, to Borrower’s knowledge, there is no threat of any Release of any Hazardous Substance migrating to any of the Properties.

(v)           To Borrower’s knowledge, no Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any of the Properties and, to Borrower’s knowledge, no Governmental Authority has been taking any action to subject any of the Properties to Liens under any Environmental Law.

(vi)          To Borrower’s knowledge, there  have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to any of the Properties which have not been made available to Lender.

4.29.        Assessments.  There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any of the Properties, nor are there any contemplated improvements to any of the Properties that may result in such special or other assessments.  No extension of time for assessment or payment by Borrower of any federal, state or local tax is in effect.

4.30.        No Joint Assessment.  No Borrower has suffered, permitted or initiated the joint assessment of any of the Properties (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the Lien of any Taxes which may be levied against such other real property or personal property shall be assessed or levied or charged to any of the Properties as a single Lien.

4.31.        Separate Lots.  No portion of any of the Properties is part of a tax lot that also includes any real property that is not Collateral.

4.32.        Permits; Certificate of Occupancy.  Borrower has obtained all material Permits necessary for the present and contemplated use and operation of each Property and that Borrower is obligated to obtain under Legal Requirements.  The permitted uses set forth in the Leases are in conformity in all material respects with the certificate of occupancy and/or material Permits for such Property and any other restrictions, covenants or conditions affecting such Property and, to Borrower’s knowledge, the actual uses being made of each Property are in conformity in all material respects with the certificate of occupancy and/or Permits for such Property and any other restrictions, covenants or conditions affecting such Property, in each case where non-conformity would not have a Material Adverse Effect.

4.33.        Flood Zone.  None of the Improvements on any of the Properties is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a “100 year flood plain” or as having special flood hazards (including Zones A, B, C, V and X and Shaded X areas), or, to the extent that any portion of any of the Properties is located in such an area, such Property is covered by flood insurance meeting the requirements set forth in Section 5.15(a)(ii).

4.34.        Security Deposits.  Each Borrower is in compliance in all material respects with all Legal Requirements relating to security deposits.

4.35.        Acquisition Documents.  Borrower has made available to Lender true and complete copies of all material agreements and instruments under which Borrower or any of its Affiliates or the seller of any of the Properties have remaining material rights or material obligations in respect of Borrower’s acquisition of the Properties.

4.36.        Insurance.  Except with respect to the Properties subject to a Net Lease, Borrower has obtained insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  All premiums on such insurance policies required to be paid as of the Closing Date have been paid for the current policy period.  Borrower has not done, and to Borrower’s knowledge, no other Person has done, by act or omission, anything which would impair the coverage of any such policy.

4.37.        Ground Leased Parcels.  With respect to each Ground Leased Parcel, each of the following is true with respect to the related Ground Lease (taking into account the terms of any applicable estoppel letter):

(i)            true and complete copies of the Ground Leases have been delivered to Lender, and except as set forth in the Exception Report the Ground Leases or memoranda thereof have been duly recorded;

(ii)           to Borrower’s knowledge, the Ground Leases are in full force and effect and no material default beyond applicable grace, cure or notice periods has occurred thereunder nor, to Borrower’s knowledge, is there any existing condition which, but for the passage of time or the giving of notice or both, would result in a material default under the terms of any of the Ground Leases;

(iii)          except as set forth in the Exception Report, the Ground Leases have original terms which extend not less than 30 years beyond the Maturity Date (assuming the exercise of all extension options hereunder), taking into account any extension options that are freely exercisable by the lessee under the Ground Lease, and all such extension options have either been previously exercised or are first exercisable not less than five years after the Maturity Date;

(iv)          except as set forth in the Exception Report, the Ground Leases do not restrict the use of any portion of the Properties by the lessee, its successors or its assigns in a manner that would cause a Material Adverse Effect;

(v)           except as set forth in the Exception Report, the Ground Leases permit the interest of the lessee thereunder to be encumbered by leasehold mortgages and contains no restrictions on the identity of a leasehold mortgagee;

(vi)          except as set forth in the Exception Report, the Ground Leases may not be amended, modified, cancelled or terminated without the prior written consent of a leasehold mortgagee;

(vii)         with respect to the Mortgage Loan Collateral Properties, to Borrower’s knowledge, other than Permitted Encumbrances, the Ground Leases are not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage (other than the ground lessor’s fee interest);

(viii)        with respect to the Mortgage Loan Collateral Properties, to Borrower’s knowledge, other than Permitted Encumbrances, there are no Liens encumbering the ground lessor’s fee interests, and, except as permitted herein, Borrower shall not permit or cause any Lien to become superior to the Ground Lease upon the related fee interest that may hereafter be granted;

(ix)           except as set forth in the Exception Report, the Ground Leases are assignable by a holder of a leasehold mortgage upon a foreclosure of such mortgage without the consent of the lessor thereunder;

(x)            except as set forth in the Exception Report, the Ground Leases require the lessor thereunder to give notice of any default by the lessee to a holder of a leasehold mortgage; and the Ground Leases further provide that no notice given thereunder is effective against such holder, unless a copy has been given to such holder in the manner described in such Ground Lease;

(xi)           except as set forth in the Exception Report, a holder of a leasehold mortgage is permitted at least 30 days in addition to Borrower’s applicable cure period to cure any default under each of the Ground Leases which is curable after the receipt of notice of any such default before the lessor thereunder may terminate such Ground Lease (and, where necessary, is permitted the opportunity to gain possession of the interest of the lessee under such Ground Lease through legal proceedings or to take other action so long as such holder is proceeding diligently);

(xii)          except as set forth in the Exception Report, in the case of any default which is not curable by a holder of a leasehold mortgage, or in the event of the bankruptcy or insolvency of the lessee under one of the Ground Leases, such holder has the right, following termination of such existing Ground Lease or rejection thereof by a bankruptcy trustee or similar party, to enter into a new ground lease with the lessor on the same terms as such existing Ground Lease, and all rights of the lessee under such Ground Lease may be exercised by or on behalf of such holder; and

(xiii)         except as set forth in the Exception Report, the Ground Leases do not impose any restrictions on subletting.

4.38.        Intentionally Omitted.

4.39.        Estoppel Certificates.  Borrower has delivered to Lender true and complete copies of (a) the form(s) of estoppel certificate heretofore sent by Borrower or an Affiliate to Tenants and lessors under Ground Leases, and (b) each estoppel certificate received back from any such Tenant or lessor prior to the Closing Date.

4.40         Embargoed Person.  (a) None of the funds or other assets of any of Borrower, any Single-Purpose Equityholder or Sponsor constitute property of, or, to Borrower’s knowledge, are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under federal law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. , and any executive orders or regulations promulgated thereunder, with the result that (i) the investment in any Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or (ii) the Loan is in violation of law (any such person, entity or government, an “Embargoed Person”); (b) to Borrower’s knowledge, no Embargoed Person has any interest of any nature whatsoever in any Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly), with the result that (i) the investment in any Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law and (c) to Borrower’s knowledge, none of the funds of any Borrower, any Single-Purpose Equityholder or Sponsor, as applicable, have been derived from any unlawful activity with the result that (i) the investment in any Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law.  Notwithstanding Section 4.42 to the contrary, the representations and warranties contained in this Section 4.40 shall survive in perpetuity.

4.41         Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.  Each Borrower, and to Borrower’s knowledge, (a) each Person owning an interest in any Borrower, any Single-Purpose Equityholder or Sponsor, (b) each Single-Purpose Equityholder, if any, (c) Sponsor, and (d) each property manager (including each Approved Property Manager): (i) is not currently identified on the OFAC List and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of any Legal Requirement.  Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan.

4.42.        Tax Basis.  After giving effect to the Transaction and certain other actions related thereto that will be completed on or prior to the Closing Date, the U.S. Federal Income tax basis of the Stepped-Up Properties (as defined below) will be increased in an aggregate amount equal to the portion of the acquisition cost under the Merger Agreement allocable to such Stepped-Up Properties on a pro rata basis, which allocation shall be based on the ratio of the fair market value of such Stepped-Up Properties to the fair market value of the total acquisition cost.  For purposes of this Section 4.42, the term “Stepped-Up Properties” means properties other than those held through partnerships or other similar joint ventures with third parties not related to AFRT.

4.43.        Survival.  Borrower agrees that all of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding.  All representations, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.  On the date of any Securitization, on not less than 10 Business Days’ prior written notice, Borrower shall deliver to Lender a certification (x) confirming that all of the representations contained in this Agreement are true and correct in all material respects as of the date of such Securitization, or (y) otherwise specifying any changes in or qualifications to such representations as of such date as may be necessary to make such representations consistent in all material respects with the facts as they exist on such date.  Except as expressly required by this Agreement and the other Loan Documents, Borrower shall have no further obligation to update any representation or warranty nor shall any representation or warranty be deemed to have been made on any date other than the Closing Date or as of the date of any Securitization.

ARTICLE V

AFFIRMATIVE COVENANTS

5.1.          Existence.  Each Borrower, each Property Owner and, if applicable, each Single-Purpose Equityholder shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, Permits, franchises and other agreements necessary for the continued use and operation of its business.  Each Borrower and, if applicable, each Single-Purpose Equityholder shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof.

5.2.          Maintenance of Properties.

(a)           Borrower or its designee will keep or cause each Property to be kept in good working order and repair, reasonable wear and tear excepted.  Subject to Section 6.13, the rights and obligations of Tenants under Leases and with respect to any Encumbered Property, the provisions of any Encumbered Property Debt Documents, Borrower shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements thereto.

(b)           Subject to the terms of any applicable Leases, if and to the extent reasonably required by Lender, Borrower shall remediate the Deferred Maintenance Conditions reasonably promptly following the Closing Date, subject to Force Majeure, and upon request from Lender after the expiration of such period shall deliver to Lender an Officer’s Certificate confirming that such remediation has been substantially completed and that all associated expenses then due and payable have been paid; provided that Borrower shall be deemed to have satisfied its obligations hereunder with respect to any matter that is the obligation of a Tenant under a Lease if Borrower shall be using commercially reasonable efforts to cause such Tenant to complete such matter pursuant to the terms of such Lease.

5.3.          Compliance with Legal Requirements.  Borrower shall comply with, and shall cause each Property to comply with and be operated, maintained, repaired and improved in compliance in all material respects with, all Legal Requirements, Insurance Requirements and all material contractual obligations by which Borrower is legally bound.

5.4.          Impositions and Other Claims.  Each Borrower shall pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges levied upon it,

its income and its assets and the Properties prior to delinquency, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances.  Each Borrower shall file or cause to be filed all federal, state and local tax returns and other reports that it or its subsidiaries are required by law to file.  If any law or regulation applicable to Lender, any Note, any of the Mortgage Loan Collateral Properties or any of the Mortgages is enacted that deducts from the value of property for the purpose of taxation any Lien thereon, or imposes upon Lender the payment of the whole or any portion of the taxes or assessments or charges or Liens required by this Agreement to be paid by Borrower, or changes in any way the laws or regulations relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect any of the Mortgages, the Indebtedness or Lender, then Borrower, upon demand by Lender, shall pay such taxes, assessments, charges or Liens, or reimburse Lender for any amounts paid by Lender.  If in the opinion of Lender’s counsel it might be unlawful to require Borrower to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable Law, Lender may elect to declare all of the Indebtedness to be due and payable 90 days from the giving of written notice by Lender to Borrower.

5.5.          Access to Properties.  Subject to the rights of Tenants under Leases, Borrower shall permit agents, representatives and employees of Lender and the Servicer to inspect the Properties or any portion thereof, and/or the books and records of Borrower, at such reasonable times as may be requested by Lender upon reasonable advance notice.

5.6.          Cooperate in Legal Proceedings.  Except with respect to any claim by Borrower against Lender, Borrower shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election, participate or designate a representative to participate in any such proceedings.

5.7.          Leases.

(a)           Upon Lender’s request, Borrower shall furnish Lender with executed copies of all Leases, together with a detailed breakdown of income and cost associated therewith to the extent the same has been prepared by Borrower.  All new Leases and renewals or amendments of Leases must be entered into on an arms-length basis with Tenants whose identity and creditworthiness, in Borrower’s good faith judgment, is appropriate for tenancy in property of comparable quality, must provide for rental rates and other economic terms which, in Borrower’s good faith judgment, taken as a whole, are at least equivalent to then-existing market rates, based on the applicable market, and must contain terms and conditions that are commercially reasonable (in each case, unless Lender consents to such Lease in its sole discretion).  Subject to the terms of the Encumbered Property Debt Documents, all new Leases must provide that they are subject and subordinate to any current or future mortgage financing on the applicable Property and that the Tenant agrees to attorn to any foreclosing mortgagee at such mortgagee’s request, provided such mortgagee agrees to not disturb such Tenant’s tenancy except in accordance with its Lease.

(b)           All new Leases which are Major Leases, and all terminations, renewals and material amendments of Major Leases, and any surrender of rights under any Major Lease, shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.  To facilitate Borrower’s leasing process, Borrower shall have the right to present prospective leasing transactions to Lender for its approval prior to the negotiation of a final Lease.  Such presentation shall include a summary term sheet of all material terms of the proposed Lease or a draft of the proposed Lease together with any additional information concerning such proposed Lease and the proposed Tenant thereunder as may be reasonably requested by Lender (the “Lease Term Sheet”).  Each request for approval of a Lease or a Lease Term Sheet shall be submitted to Lender in an envelope marked “URGENT – LENDER’S ATTENTION REQUIRED WITHIN 7 BUSINESS DAYS”, together with (i) a copy of the proposed Lease or the Lease Term Sheet, (ii) a summary of the economic terms thereof and any termination options contained therein together with a detailed breakdown of income and costs associated with the proposed Lease, and (iii) copies of all written materials obtained by the applicable Borrower in connection with its evaluation of the creditworthiness of the proposed Tenant, and shall be deemed approved if Lender shall not have notified Borrower in writing of its disapproval thereof and the reasons for such disapproval within three Business Days after Borrower shall have given Lender written notice confirming that at least seven Business Days have elapsed since such submission, which written notice shall be submitted to Lender in an envelope marked “URGENT – SECOND AND FINAL NOTICE – LENDER’S ATTENTION REQUIRED BY [DATE]”.  If Lender approves or is deemed to have approved the Lease Term Sheet, Lender’s approval of the final Lease shall be limited to Lender’s reasonable confirmation that the final Lease does not (i) deviate in any material adverse respect from the terms set forth on the Lease Term Sheet or contain any material adverse terms not set forth in the Lease Term Sheet, or (ii) deviate in any material respect from the approved Lease form (and otherwise such final Lease shall be subject to Lender’s reasonable written approval).  Borrower shall deliver to Lender a copy of any Lease executed pursuant to a Lease Term Sheet together with an Officer’s Certificate indicating any material deviations from such Lease Term Sheet.

(c)           Borrower shall (i) observe and perform all the material obligations imposed upon the lessor under the Leases; (ii) enforce, to the extent commercially reasonable,  all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, except that Borrower may terminate any Lease following a material default thereunder by the respective Tenant; (iii) not collect any of the rents thereunder more than one month in advance; (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignments of rents and leases under the Mortgages and the Encumbered Debt Documents; and (v) not cancel or terminate any guarantee of any of the Major Leases without the prior written consent of Lender.  Borrower shall deliver to each new Tenant at a Mortgage Loan Collateral Property a Tenant Notice upon execution of such Tenant’s Lease or include same in such Tenant’s Lease or invoices, and promptly thereafter deliver to Lender a copy thereof and evidence of such Tenant’s receipt thereof.

(d)           To the extent required by applicable law, security deposits of Tenants under all Leases, whether held in cash or any other form, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower in an Eligible Account or such other account at such commercial or savings bank as may be reasonably satisfactory to Lender, which account (if any) is hereby pledged to Lender.  Borrower shall, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.  During the continuance of any Event of Default, subject to the Encumbered Property Debt Documents, Borrower shall, upon Lender’s request, deposit with Lender in an Eligible Account pledged to Lender an amount equal to the aggregate security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower) which Borrower had not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease.

(e)           Whenever a Lease at a Mortgage Loan Collateral Property is terminated, whether by buy-out, cancellation, default or otherwise, and Borrower is entitled to any payment, fee or penalty in respect of such termination, Borrower shall promptly cause such payment, fee or penalty to be deposited into an Eligible Account pledged to Mortgage Lender in accordance with the Mortgage Loan Agreement.  Subject to the terms of the Encumbered Property Debt Documents, whenever a Lease at an Other Property is terminated, whether by buy-out, cancellation, default or otherwise, and Borrower or a Property Owner is entitled to any payment, fee or penalty in respect of such termination (a “Termination Fee”), Borrower shall promptly cause such Termination Fee to be deposited into an Eligible Account pledged to Lender.  Provided no Event of Default has occurred and is continuing, (i) Lender shall disburse such Termination Fee to Borrower at the written request of Borrower in respect of Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with replacement Leases at any Properties other than Value Add Pool Properties, Disposition Asset Properties or any Property with an Aggregate Allocated Loan Amount of zero, in each case provided such Lease is entered into in accordance with the terms of this Agreement.

(f)            Within ten Business Days after receipt of written request therefor, provided Lender has received a copy of the executed corresponding Lease, Lender shall execute and deliver to Borrower a subordination, non-disturbance and attornment agreement (an “SNDA”).  If the form of the SNDA shall be prescribed by the Lease in question, and Lender shall have approved (or been deemed, in accordance with Section 5.7(b) hereof, to have approved) such Lease (and the form of SNDA was attached to the draft Lease that was delivered to Lender as part of Borrower’s request for approval), Lender shall execute and deliver the SNDA in the form prescribed by such approved Lease.  Notwithstanding the foregoing, in the case of any Lease as to which Lender’s approval is not required pursuant to this Section 5.7 where such tenant thereunder requests an SNDA, the SNDA to be executed and delivered by Lender shall be in substantially the form attached hereto as Exhibit G, and such form shall also be attached to Borrower’s standard form of Lease as approved by Lender.  Lender agrees to reasonably negotiate the terms of the SNDA with any Tenant under any Lease, but shall not be required to execute an SNDA that differs in any material respect from the form attached hereto as Exhibit G.  All reasonable out-of-pocket attorneys’ fees and disbursements incurred by Lender in connection with such SNDA shall be payable by Borrower within ten Business Days after Lender’s written request therefor, whether or not the SNDA is ultimately executed and/or recorded.

5.8.          Plan Assets, etc.  Each Borrower will do, or cause to be done, all things  necessary to ensure that it will not be deemed to hold Plan Assets at any time.

5.9.          Further Assurances.  Each Borrower shall, at such Borrower’s sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including Uniform Commercial Code financing statements and amended or replacement mortgages) as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower under the Loan Documents or to facilitate a replacement of the Cash Management Bank pursuant to Section 3.1(c) or a bifurcation of the Note pursuant to Sections 1.3(c) and/or 9.7(a), in each case if requested by Lender, and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time.  Each Borrower hereby authorizes and appoints Lender as its attorney-in-fact to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should such Borrower fail to do so itself in violation of this Agreement within 5 Business Days following written request from Lender, in each case without the signature of such Borrower.  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement.  Each Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section 5.9.  Lender shall provide Borrower with copies on any instruments executed by Lender in accordance with this Section 5.9.

5.10.        Management of Properties.

(a)           Subject to the terms of the Encumbered Property Debt Documents, each Property, other than a Property that is entirely subject to a Lease under which the Tenant is responsible for the management of the Property and liable for all related costs thereunder, shall be managed at all times by an Approved Property Manager pursuant to an Approved Management Agreement.  Pursuant to the Subordination of Property Management Agreement or Agreements, each Approved Property Manager shall agree that its Approved Management Agreement and all fees thereunder (including any incentive fees) are subject and subordinate to the Indebtedness.  Borrower may from time to time appoint an Approved Property Manager to manage the applicable Property pursuant to an Approved Management Agreement, and such successor manager shall execute for Lender’s benefit a Subordination of Property Management Agreement in form and substance reasonably satisfactory to Lender (and Lender hereby agrees that a Subordination of Property Management Agreement in substantially the same form as the Subordination of Property Management Agreement delivered to Lender by Borrower as of the date hereof is deemed to be reasonably satisfactory to Lender).  The per annum fees of the Approved Property Manager (including any incentive fees) shall not, at any time, exceed 3.5% of the gross revenues of the relevant Property for the then most recently concluded Test Period.

(b)           Borrower shall cause each Approved Property Manager (including any successor Approved Property Manager) to maintain at all times worker’s compensation insurance as required by Governmental Authorities.

(c)           Borrower shall notify Lender in writing of any material default of any Borrower or an Approved Property Manager under any of the Approved Management

Agreements, after the expiration of any applicable cure periods, of which Borrower has actual knowledge.  Lender shall have the right, after reasonable notice to Borrower and in accordance with such Subordination of Management Agreement, to cure defaults of Borrower under such Approved Management Agreement.  Any reasonable out-of-pocket expenses incurred by Lender to cure any such default shall constitute a part of the Indebtedness and shall be due from Borrower upon demand by Lender.

(d)           Subject in the case of Encumbered Properties to the Encumbered Property Debt Documents, and in the case of the Joint Venture Properties to their respective Qualified Joint Venture Agreements, upon the occurrence and during the continuance of an Event of Default, or a material default by an Approved Property Manager under an Approved Management Agreement after the expiration of any applicable cure period, which default is reasonably likely to result in a Material Adverse Effect, or upon the filing of a bankruptcy petition or the occurrence of a similar event with respect to an Approved Property Manager, Lender may, in its sole discretion, require Borrower to terminate the Approved Management Agreement and engage an Approved Property Manager selected by Lender to serve as replacement Approved Property Manager pursuant to an Approved Management Agreement.

5.11.        Notice of Material Event.  Borrower shall give Lender prompt notice (containing reasonable detail) of (i) any material change in the financial or physical condition of any of the Properties taken as a whole, as reasonably determined by Borrower, including the termination or cancellation of any Major Lease, the termination or cancellation of terrorism or other insurance required by this Agreement, the exercise of shedding, contraction or termination rights under any Lease which Lease covers in excess of 125,000 rentable square feet or the accrual of such rights by any Tenant under any Lease which Lease covers in excess of 125,000 rentable square feet, (ii) any litigation or governmental proceedings pending or threatened in writing against any Borrower which is reasonably likely to have a Portfolio Material Adverse Effect, (iii) any notice by a lender asserting an event of default by an Encumbered Property Owner or any of its Affiliates under any Encumbered Property Debt Documents, (iv) any notice by Junior Mezzanine Lender of a Junior Mezzanine Loan Event of Default and (v) any correspondence with Tenants under Major Leases with respect to any alleged defaults by either party thereunder.

5.12.        Annual Financial Statements.  As soon as available, and in any event within 120 days after the close of each Fiscal Year, beginning with the 2008 Fiscal Year Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe .pdf format, a balance sheet of Borrower and (except to the extent stock in Sponsor is publicly traded on a major stock exchange) Sponsor as of the end of such year, which statements with respect to Borrower shall be on a consolidated basis with respect to the Properties as a whole, together with related consolidated statements of income for such Fiscal Year, which statements shall include an attached schedule of Net Operating Income, gross carrying value and accumulated depreciation, each on an individual property basis, audited by an Approved Accounting Firm whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower as a going concern.  Together with Borrower’s annual financial statements, Borrower shall furnish to Lender in hard copy and electronic format:

(i)            then current rent roll and occupancy reports of the Properties;

(ii)           to the extent not otherwise described in this Section 5.12, copies of all financial statements and similar reports delivered to Encumbered Property Lenders; and

(iii)          such other information as Lender shall reasonably request, to the extent readily available to Borrower or Sponsor without material cost or expense.

Notwithstanding the foregoing, for so long as Lender is required on advice of Lender’s counsel to include the same in Lender’s public filings with the Securities and Exchange Commission, in addition to the foregoing, Borrower shall furnish to Lender, within 75 days following the close of each Fiscal Year, an unaudited balance sheet of Borrower for the Fiscal Year then ended, which statement shall include a balance sheet of Borrower as of the end of such year, which statement shall be on a consolidated basis with respect to Borrower and the Properties as a whole, together with the related statement of income for such Fiscal Year, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true and correct and were prepared in accordance with GAAP and on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments.

5.13.        Quarterly Financial Statements.  As soon as available, and in any event within 60 days after the end of each Fiscal Quarter (including year-end), Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe .pdf format, quarterly and year-to-date an unaudited balance sheet prepared for such Fiscal Quarter with respect to Borrower and (except to the extent stock in Sponsor is publicly traded on a major stock exchange) Sponsor, which statements with respect to Borrower shall be on a consolidated basis with respect to the Properties as a whole, together with related consolidated statements of income, for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, which statements shall include an attached schedule of Net Operating Income, gross carrying value and accumulated depreciation, each on an individual property basis, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true and correct and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments.  Each such quarterly report shall be accompanied by the following, in hard copy and electronic format:

(i)            a statement which calculates Net Operating Income for each of the Fiscal Quarters in the Test Period ending in such Fiscal Quarter, in the case of each such Fiscal Quarter, ending at the end thereof;

(ii)           copies of each of the Major Leases signed during such quarter and each other Lease signed during such quarter that is requested by Lender, and a summary of each material Lease (and, to the extent prepared by Borrower or Approved Property Manager in the ordinary course of business, each other Lease) signed during such quarter, which shall include the Tenant’s name, lease term, base rent, Tenant Improvements, leasing commissions paid, free rent and other material tenant concessions;

(iii)          then current rent roll and occupancy reports;

(iv)          to the extent not otherwise described in this Section 5.13, copies of all financial statements and similar reports delivered to Encumbered Property Lenders;

(v)           a copy of AFRT’s business plan, to the extent updated after the date hereof; and

(vi)          such other information as Lender shall reasonably request, to the extent readily available to Borrower or Sponsor without material cost or expense.

Notwithstanding the foregoing, for so long as Lender is required on advice of Lender’s counsel to include the same in Lender’s public filings with the Securities and Exchange Commission,  Borrower shall provide the financial statements required pursuant to the immediately preceding paragraph within 43 days following the end of each Fiscal Quarter (excluding year-end).

5.14.        Monthly Financial Statements.  If requested by Lender or during an Event of Default (or, in the case of item (iv) below, at all times), Borrower shall furnish within 30 days after the end of each calendar month (other than the calendar month immediately following the final calendar month of any Fiscal Year or Fiscal Quarter, in which case Borrower shall furnish same within the respective time period specified in Section 5.12 or 5.13, as applicable), in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense) or, in the case of predominantly text documents, in Adobe .pdf format, monthly and year-to-date unaudited financial statements prepared for the applicable month with respect to Borrower, including a balance sheet and operating statement as of the end of such month, together with related statements of income, for such month and for the portion of the Fiscal Year ending with such month, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true and correct and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments.  Each such monthly report shall be accompanied by the following:

(i)            beginning with the calendar month ending June 30, 2008, a summary of material Leases (and, to the extent prepared by Borrower or Approved Property Manager in the ordinary course of business, each other Lease) signed during such month, which summary shall include the Tenant’s name, lease term, base rent, escalations, Tenant Improvements, leasing commissions paid, free rent and other concessions;

(ii)           then current rent roll and occupancy reports;

(iii)          to the extent not otherwise described in this Section 5.14, copies of all financial statements and similar reports delivered to Encumbered Property Lenders; and

(iv)          such other information as Lender shall reasonably request, to the extent readily available to Borrower or Sponsor without material cost or expense.

5.15.        Insurance.

(a)           Borrower shall obtain and maintain with respect to the Properties, for the mutual benefit of Borrower and Lender at all times, the following policies of insurance:

(i)            insurance against loss or damage by standard perils included within the classification “All Risks Special Form Cause of Loss” (including coverage for damage caused by windstorm and hail).  Such insurance shall (A) be in an aggregate amount equal to the full replacement cost of the Properties and fixtures (without deduction for physical depreciation); (B) have deductibles acceptable to Lender (but in any event not in excess of $50,000), with the exception of flood coverage which may have a deductible no greater than $500,000 and with the exception of wind and earthquake coverage which may have a deductible no greater than 5% of the total insurable value of the applicable Property; (C) be paid annually in advance; (D) contain a “Replacement Cost Endorsement” and an “Agreed Upon Amount Endorsement” with a waiver of coinsurance; (E) include an ordinance or law coverage endorsement containing Coverage A: “Loss to the Undamaged Portion”, Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages in such amounts as Lender may reasonably require but in no event less than a $50,000,000 blanket sublimit, unless a Property is insured separately, in which case the sublimit applicable thereto shall not exceed 10% of the replacement cost of such Property; (F) permit that the improvements and other property covered by such insurance be rebuilt at another location in the event that such improvements and other property cannot be rebuilt at the location on which they are situated as of the date hereof.   If such insurance excludes mold, then the Borrowers shall implement a mold prevention program satisfactory to Lender;

(ii)           Flood insurance if the Property is located in a “100 Year Flood Plain” or “special hazard area” (including Zones A, B, C, V, X and Shaded X Areas) in an amount equal to the maximum limit of coverage available from FEMA/FIA, plus such excess limits requested by Lender to the extent available in the conventional insurance marketplace, with a deductible not in excess of $500,000;

(iii)          commercial general liability insurance, including broad form coverage of property damage, blanket contractual liability and personal injury (including death resulting therefrom), containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate “per location” for any policy year.  In addition, at least $100,000,000 excess or umbrella liability insurance,  unless a Property is insured separately, in which case the limits applicable thereto shall not be less than $25,000,000, on terms consistent with the commercial general liability insurance policy required under this Section 5.15, shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements, in accordance with the policy form inclusive of contractual liability;

(iv)          rental loss and/or business interruption insurance covering the 18 month period commencing on the date of any Casualty or Condemnation, and containing an extended period of indemnity endorsement covering the 12 month period commencing on the date on which the applicable Property has been restored, as reasonably determined by the applicable insurer.  The amount of such insurance shall be increased from time to time as and when the gross revenues from such Property increase;

(v)           insurance against loss or damage from explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available and are generally required by institutional lenders for properties comparable to the Properties;

(vi)          if applicable, worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $1,000,000;

(vii)         during any period of repair, alteration or restoration, and only if and to the extent the property and liability policies acquired by Borrower pursuant hereto do not contain such coverage, (A) owner’s contingent or protective liability insurance; and (B) the insurance required pursuant to Section 5.15(i) and (iv) written on a so-called builder’s risk completed value form, which coverage shall (1) be on a non-reporting form, (2) cover any improvements under construction, being renovated or otherwise being altered, including coverage for 100% of the total hard and reoccurring soft construction costs following a casualty, (3) include permission to occupy the applicable Property and  (4) be in an amount equal to not less than the full insurable value of each of the Properties against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, all of which shall be in form and substance acceptable to Lender;

(viii)        [Intentionally Deleted]

(ix)           if required by Lender, earthquake insurance (A) with minimum coverage equivalent to the greater of  1.0x SUL (scenario upper loss) and 1.5x SEL (scenario expected loss), (B) having a deductible approved by Lender (but in any event not be in excess of 5% of the total insurable value of such Property, unless such limit is not commercially available in the insurance marketplace), and (C) if the Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts reasonably acceptable to Lender;

(x)            so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) or a similar or subsequent statute is in effect, terrorism insurance for Certified and Non-Certified acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Properties (plus twelve months of business interruption coverage).  If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than 150% of the amount of the insurance premium that is payable at such time in respect of the casualty and business interruption/rental loss insurance required hereunder (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance); and

(xi)           such other insurance as may from time to time be reasonably requested by Lender.

(b)           All policies of insurance (the “Policies”) required pursuant to this Section 5.15 shall be issued by one or more primary insurers having a claims-paying ability of at least “A” or “A2” by each of the Rating Agencies, or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having such claims-paying ability ratings (provided that the first layers of coverage are from carriers rated at least “A” or “A2” and all such carriers shall have claims-paying ability ratings of not less than “BBB+”  or “Baa1”); provided, however, that FM Global and Affiliated FM are hereby approved as providers of the all-risk coverage required hereunder in amounts not exceeding the respective amounts provided as of the date hereof, to the extent that each maintains an AM Best and Fitch rating no lower than that in effect as of the Closing Date.  Notwithstanding anything to the contrary herein, except in connection with FM Global and Affiliated FM, for purposes of determining whether the insurer ratings requirements set forth above have been satisfied, (1) any insurer that is not rated by Fitch will be regarded as having a Fitch rating that is the equivalent of the rating given to such insurer by any of Moody’s and S&P that does rate such insurer (or, if both such rating agencies rate such insurer, the lower of the two ratings), and (2) any insurer that is not rated by Moody’s will be regarded as having a Moody’s rating of “Baa1” or better if it is rated “A-” or better by S&P and will be regarded as having a Moody’s rating of  “A2” or better if it is rated “A+” or better by S&P.

(c)           All Policies required pursuant to this Section 5.15:

(i)            shall be maintained throughout the term of the Loan without cost to Lender;

(ii)           with respect to casualty policies, shall contain a standard noncontributory mortgagee clause naming Lender and its successors and assigns as first mortgagee and loss payee;

(iii)          with respect to liability policies, shall name Lender and its successors and assigns as additional insureds;

(iv)          with respect to rental or business interruption insurance policies, shall name Lender and its successors and/or assigns as loss payee;

(v)           shall contain an endorsement providing that neither Borrower nor Lender nor any other party shall be a coinsurer under said Policies;

(vi)          shall contain an endorsement providing that Lender shall receive at least 30 days’ prior written notice of any modification, reduction or cancellation thereof;

(vii)         shall contain an endorsement providing that no act or negligence of Borrower or of a Tenant or other occupant shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;

(viii)        shall contain a waiver of subrogation against Lender;

(ix)           shall contain an endorsement providing that Lender shall not be liable for any insurance premiums thereon or subject to any assessments thereunder;

(x)            shall contain deductibles which, in addition to complying with any other requirements expressly set forth in Section 5.15(a), are acceptable to Lender and are no larger than is customary for similar policies covering similar properties in the geographic market in which the applicable Property is located;

(xi)           may be in the form of a blanket policy, provided that Borrower shall provide evidence satisfactory to Lender that the insurance premiums for the Properties are separately allocated under such Policy to the Properties and that (i) payment of such allocated amount shall maintain the effectiveness of such Policy as to the Properties notwithstanding the failure of payment of any other portion of premiums, and (ii) overall insurance limits will under no circumstance limit the amount that will be paid in respect of the Properties, and provided further that any such blanket policy shall contain an amendment setting forth that (A) the aggregate limit under such policy shall apply separately to each property covered thereunder, and (B) unless otherwise agreed to by Lender, the limit of such policy shall be a “true blanket limit” and not limited by a schedule of values for the Properties covered thereby.

(d)           Borrower shall pay the premiums for all Policies as the same become due and payable.  Copies of such Policies shall be delivered to Lender promptly upon request.  Not later than 30 days prior to the expiration date of each Policy, Borrower shall deliver to Lender evidence, reasonably satisfactory to Lender, of its renewal.

(e)           Borrower shall not procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.  If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect when and as required hereunder, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but limited to the coverages and amounts required hereunder).  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, and shall bear interest at the Default Rate.

(f)            Notwithstanding anything to the contrary contained in this Section 5.15, (i) Lender hereby approves the insurance program described on Exhibit E hereto and any renewal thereof upon the same terms (subject to any increases in such coverage required to reflect increased revenues and values), provided the insurers maintain their current ratings as in effect on the Closing Date or otherwise satisfy the requirements herein, (ii) with respect to the

Encumbered Properties, the provisions of this Section 5.15 shall be subject to the applicable provisions of the Encumbered Debt Documents and (iii) with respect to the Properties subject to a Net Lease, to the extent Lender has received reasonably satisfactory evidence of the insurance maintained by a Tenant under a Net Lease, Borrower shall be deemed to have complied with the requirements of this Section 5.15 with respect to the Property subject to such Net Lease).  Promptly after the date hereof, Borrower shall request and use commercially reasonable efforts to cause the Tenant under each Net Lease to add Lender as an additional insured or loss payee (as applicable) under such insurance, in each case if and to the extent permitted thereunder.

5.16.        Casualty and Condemnation.

(a)           Borrower shall give prompt notice to Lender of any Casualty or Condemnation in excess of $250,000.  Subject to the Encumbered Property Debt Documents, Leases and each Qualified Joint Venture Agreement, Lender may (x) jointly with Borrower settle and adjust any claims, (y) during the continuance of an Event of Default, settle and adjust any claims without the consent or cooperation of Borrower, or (z) allow Borrower to settle and adjust any claims; except that if no Event of Default has occurred and is continuing, Borrower may settle and adjust any claim not in excess of $2,500,000 if such settlement or adjustment is carried out in a competent and timely manner, but Lender shall be entitled to collect and receive (as set forth below) any and all Loss Proceeds.  The reasonable expenses incurred by Lender in the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by Borrower to Lender within 10 Business Days of demand therefor.

(b)           Subject, where applicable, to the Encumbered Property Debt Documents, Qualified Joint Venture Agreements, and any Leases, all Loss Proceeds shall be immediately deposited into the Loss Proceeds Account (monthly rental loss/business interruption proceeds to be initially deposited into the Loss Proceeds Account and subsequently deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable).  Following the occurrence of a Casualty, Borrower, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the applicable Property to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations (unless such Property has been released in accordance herewith).  If, at any Property, a Condemnation or Casualty occurs as to which, in the reasonable judgment of Lender:

(i)            in the case of a Casualty, the cost of restoration would not exceed 25% of the applicable Allocated Loan Amount and the Casualty does not render untenantable, or result in the cancellation of Leases covering, more than 25% of the gross rentable area of such Property, or result in cancellation of Leases covering more than 25% of the base contractual rental revenue of such Property;

(ii)           in the case of a Condemnation, the Condemnation does not render untenantable, or result in the cancellation of Leases covering, more than 15% of the gross rentable area of such Property;

(iii)          restoration of such Property is reasonably expected to be completed prior to the expiration of rental interruption insurance and at least six months prior to the Maturity Date; and

(iv)          after such restoration, the fair market value of the restored Property is reasonably expected to equal at least the fair market value of such Property immediately prior to such Condemnation or Casualty (assuming the affected portion of such Property is relet);

or if Lender otherwise elects to allow Borrower to restore such Property or if restoration of such Property is required under a Major Lease or a Ground Lease, then, provided no Event of Default shall have occurred and is continuing, the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses incurred by Lender in connection therewith shall be applied to the cost of restoring, repairing, replacing or rebuilding such Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below (and Borrower shall commence as promptly and diligently as reasonably practicable to prosecute such restoring, repairing, replacing or rebuilding of such Properties in a workmanlike fashion and in accordance with applicable law to a status at least equivalent to the quality and character of such Properties immediately prior to the Condemnation or Casualty or such other character and with such other alterations as is reasonably consented to by Lender).  Provided that no Event of Default shall have occurred and be then continuing,  Lender shall disburse such Loss Proceeds to Borrower upon Lender’s being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) funds, or assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to any remaining Loss Proceeds, to complete the proposed restoration, and (iii) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably request; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed $2,000,000 be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld).  If Lender reasonably estimates that the cost to restore will exceed $2,000,000, Lender may retain a local construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and expenses of such consultant (which fees and expenses shall constitute Indebtedness).  No payment shall exceed 90% of the value of the work performed from time to time until such time as 50% of the restoration (calculated based on the anticipated aggregate cost of the work) has been completed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration.  Funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration free and clear of all Liens or claims for Lien.

(c)           Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with the Properties.  Lender shall be reimbursed for any expenses reasonably incurred in connection therewith

(including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Lender) out of such Loss Proceeds or, if insufficient for such purpose, by Borrower.

(d)           If Borrower is not entitled to apply Loss Proceeds toward the restoration of a Property pursuant to Section 5.16(b) and Lender elects not to permit such Loss Proceeds to be so applied, such Loss Proceeds shall be applied on the first Payment Date following such election to the prepayment of the Loan (without the payment of any Prepayment Fee) and shall be accompanied by interest through the end of the applicable Interest Accrual Period (calculated as if the amount prepaid were outstanding for the entire Interest Accrual Period).  If the Note has been bifurcated into multiple Note Components pursuant to Section 1.3(c), all prepayments of the Loan made by Borrower in accordance with this Section 5.16(d) shall be applied to the Note Components in ascending order of interest rate (i.e., first to the Note Component with the lowest Component Spread until its outstanding principal balance has been reduced to zero, then to the Note Component with the second lowest Component Spread until its outstanding principal balance has been reduced to zero, and so on) or in such other order as Lender shall determine.  The Release Price for any Property for which Loss Proceeds are applied to repayment of the Loan pursuant to this Section 5.16(d) shall be reduced by the amount of such repayment.  If Loss Proceeds are not made available to restore any Property and are applied to the prepayment of any Encumbered Property Debt or the Loan, Borrower shall be entitled to obtain the release of the applicable Property pursuant to Section 2.2, provided that (i) Borrower shall not be obligated to satisfy the requirements of clauses (2) or (3) of Section 2.2(a) in connection with such release, and (ii) the appropriate Release Price shall be the Unaffiliated Release Price with respect thereto.

(e)           Notwithstanding anything in this Section 5.16 to the contrary, with respect to Encumbered Properties, Loss Proceeds shall be applied in accordance with the Encumbered Property Debt Documents, and after such application, any excess Loss Proceeds shall be applied in accordance with this Section 5.16.

5.17.        Annual Budget.  At least 30 days prior to the commencement of each Fiscal Year during the term of the Loan beginning with the 2008 Fiscal Year, and at least 30 days after the commencement of any Event of Default, Borrower shall deliver to Lender an Annual Budget for the Properties for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget.  During the continuance of any Event of Default, such Annual Budget and any such revisions shall be subject to Lender’s approval (the Annual Budget, as so approved, or if no Event of Default exists, the Annual Budget, the “Approved Annual Budget”); provided, however, that Borrower shall not amend any Annual Budget more than once in any 60-day period.  If Borrower submits an Annual Budget for approval in good faith and such Annual Budget is not approved within 30 days, then the prior year’s Approved Annual Budget will remain in effect, subject to increases for non-discretionary items such as insurance premiums and Taxes and increases in the Consumer Price Index for the applicable calendar year over the previous calendar year for discretionary items.

5.18.        General Indemnity.  (a)  Borrower shall indemnify, reimburse, defend and hold harmless Lender and its officers, directors, employees and agents (collectively, the “Indemnified Parties”) for, from and against any and all Damages of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Parties, in any way relating to or arising out of the making or holding or enforcement of the Loan by Lender or the administration of the Transaction to the extent resulting, directly or indirectly, from any claim (including any Environmental Claim) made (whether or not in connection with any legal action, suit, or proceeding) by or on behalf of any Person; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for its own fraud, bad faith, gross negligence or willful misconduct.  The provisions of and undertakings and indemnification set forth in this Section 5.18 shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.

(b)           The applicable Indemnified Party shall promptly notify Borrower in writing of any action, judgment, suit, claim or demand with respect to which such Indemnified Party seeks the benefit of Section 5.18(a) and provide Borrower the opportunity to defend same, and if such Indemnified Party fails to do so it shall lose the benefit of Section 5.18(a) if and to the extent Borrower is prejudiced thereby.  So long as Borrower is resisting and defending in a prudent and commercially reasonable manner any action, judgment, suit, claim or demand that gives rise to Damages (or same is being defended by Borrower’s insurer and insurance is adequate for the reimbursement of such Damages), the Indemnified Parties shall not be entitled to defend or settle same and claim the benefit of Section 5.18(a) with respect thereto without the consent of Borrower.  Notwithstanding the foregoing, if the conditions set forth in the preceding sentence are not being satisfied and Lender has provided Borrower with 30 days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Lender may in good faith settle such action, suit or proceeding and claim the benefit of this Section 5.18 with respect thereto.

5.19.        Nonbinding Consultation.  Lender shall have the right to consult with and advise Borrower regarding significant business activities and business and financial developments of Borrower, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower.

5.20         Compliance with Encumbrances.  Each Borrower covenants and agrees as follows:

(i)            Borrower shall comply with all material terms, conditions and covenants of each material Permitted Encumbrance, including any material reciprocal easement agreement, any declaration of covenants, conditions and restrictions, and any condominium arrangements.

(ii)           Borrower shall promptly deliver to Lender a true and complete copy of each and every notice of default received by Borrower with respect to any obligation of such Borrower under the provisions of any such Permitted Encumbrance, in each case if the same would reasonably be expected to have a Material Adverse Effect.

(iii)          Borrower shall deliver to Lender copies of any written notices of event of default relating to any such Permitted Encumbrance served by such Borrower, if the same would reasonably be expected to have a Material Adverse Effect.

(iv)          After the occurrence of an Event of Default, so long as the Loan is outstanding, Borrower shall not grant or withhold any material consent, approval or waiver under any such Permitted Encumbrance without the prior written consent of Lender.

(v)           Borrower shall deliver to each other party to any such Permitted Encumbrance notice of the identity of Lender and each assignee of Lender of which such Borrower has been notified in writing if such notice is required in order to protect Lender’s interest thereunder.

5.21         Encumbered Property Indebtedness.  Borrower shall cause each Encumbered Property Owner to comply in all material respects with all of their respective obligations and liabilities under the Encumbered Property Debt Documents to which each is a party, in each case except to the extent that any failure to so comply would not have a Material Adverse Effect on the value of any of the Encumbered Properties or the Collateral.  Borrower shall cause each Encumbered Property Owner, promptly upon receipt of any notice of breach or default under any Encumbered Property Debt Documents, to deliver a copy of the same to Lender and to grant access to, and otherwise cooperate with, Lender to permit Lender, subject to the Encumbered Property Debt Documents, to cure such default to the same extent as the right granted to Lender under Section 7.2(c) to cure an Event of Default with respect to any Mortgage Loan Collateral Property.  The actual costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Loan Documents and shall be due and payable to Lender within 5 Business Days of demand therefor.  Within 30 days of the Closing Date, Borrower shall take all steps necessary to cause Lender to be a notice party under the Encumbered Property Debt Documents.

5.22         Disposition Assets.  Upon the sale or other transfer or disposition of any Disposition Asset, Borrower shall promptly deliver to Lender written notice thereof in the form of an Officer’s Certificate identifying the relevant Disposition Asset, the price for which it was sold and the transferee thereof and certifying that the transferee thereof is unaffiliated with any Borrower.

5.23         Distributions.  Borrower shall cause each Property Owner and each Joint Venture Owner to promptly make Distributions of all available cash flow, after payment of Operating Expenses at the applicable Property and other sums then required to be paid to the Encumbered Property Lenders or otherwise required to be paid, in each case, to the extent expressly set forth in the Encumbered Party Debt Documents or the Joint Venture Documents, directly into the Cash Management Account or the Blocked Account on the earliest date practicable in the maximum amount not prohibited by the Encumbered Property Documents or the Qualified Joint Venture Agreements.  Borrower shall cause TRS Owner to promptly make Distributions of all available cash flow, after payment of Operating Expenses at the applicable TRS Property and other sums then required or otherwise advisable to be paid by TRS Owner in order to ensure that TRS Owner maintains its status as a taxable REIT subsidiary under applicable Legal Requirements, directly into the Cash Management Account or the Blocked Account on the earliest date practicable in the maximum amount then permissible

5.24                         Encumbered Property Defaults.  Upon the occurrence of an event of default under any one or more Encumbered Property Loans due to a claim that the Transaction was prohibited thereunder, (x) AFRT shall repay or defease, or cause to be repaid or defeased, such Encumbered Property Loan, as applicable, prior to the earlier of (1) the date that is 10 days after the declaration of the event of default under the applicable Encumbered Property Debt Documents and (2) the acceleration of such Encumbered Property Loan; or (y) AFRT shall cause the release of the Encumbered Property or Encumbered Properties securing such Encumbered Property Loan from the Lien of the Loan Documents in accordance with Section 2.2(a), prior to the earlier of (1) the date that is 10 days after the declaration of the event of default under the applicable Encumbered Property Loan and (2) the acceleration of such Encumbered Property Loan; provided, however, that (i) in connection with any such release, notwithstanding anything to the contrary contained in this Agreement, such Encumbered Property may be Transferred to an Affiliate, and (ii) if the Transfer related to the release of such Encumbered Property would result in a further default under the applicable Encumbered Property Debt Documents, then Borrower shall be required to pay the applicable Release Price for such Encumbered Property, but shall not be required to Transfer such Property to actually effectuate such release.  The foregoing 10-day period may be extended to up to 60 days, provided (x) prior to the expiration of such 10-day period, AFRT shall deliver to Lender a Letter of Credit in the amount, if any, by which the aggregate cost to repay or defease such Encumbered Property Loan (e.g., transaction costs, defeasance costs and prepayment fees) exceeds the outstanding principal balance thereof, (y) the aggregate outstanding principal amount of Encumbered Property Loans for which an event of default thereunder is continuing does not exceed $350,000,000 at such time, and (z) AFRT shall deliver to Lender an Officer’s Certificate of Sponsor certifying that such event of default under such Encumbered Property Loan does not trigger an event of default under any other Debt of Sponsor, any Permitted Debt of Borrower or any Debt of any of their respective Affiliates.

ARTICLE VI

NEGATIVE COVENANTS

6.1.                            Liens on the Properties.  No Borrower, no Property Owner, and, if applicable, no Single-Purpose Equityholder shall permit or suffer the existence of any Lien on any of its assets, other than Permitted Encumbrances.

6.2.                            Ownership.  No Borrower shall own any assets other than its Properties and related personal property and fixtures located therein or used in connection therewith or its Required Equity, as applicable.  Except to the extent required under the Encumbered Property Debt Documents, no Property Owner shall own any assets other than its Encumbered Property and related personal property and fixtures located therein or used in connection therewith.  Except as otherwise shown on Exhibit A, neither AFRT nor AFRT Owner has any direct or indirect subsidiary that is not a Borrower or a Property Owner, and no new direct or indirect subsidiary shall be formed, unless such subsidiary shall be a New Borrower Entity that becomes a “Borrower” or “Property Owner” hereunder or a Permitted TRS Entity (unless Lender shall otherwise consent thereto) and, if it is a Borrower, pledge all of its assets to Lender, in each case pursuant to documentation reasonably acceptable to Lender.

6.3.                            Transfer.

(a)                                No Borrower shall Transfer any Collateral, and no Property Owner shall Transfer any Property, other than in compliance with Article II and other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business, and Borrower shall not hereafter file a declaration of condominium with respect to any of the Properties.

(b)                               Notwithstanding the foregoing:

(i)                                   one or more Borrowers, may, at their sole cost and expense, Transfer all or a portion of the Required Equity to another Borrower or a New Borrower Entity and/or enter into a Permitted TRS Contribution Agreement, provided that the nature, extent and value of Lender’s collateral is not thereby impaired and (1) after giving effect to any such Transfer or Permitted TRS Contribution Agreement, no Change of Control shall have occurred, (2) Lender shall have received ten days’ advance written notice of any such Transfer or Permitted TRS Contribution Agreement together with a revised organizational chart reflecting such Transfer, (3) such Required Equity shall remain or become (as the case may be) subject to a first priority perfected Lien in favor of Lender, as evidenced by a legal opinion and updated UCC title insurance policy, in each case reasonably satisfactory to Lender and consistent with Rating Agency requirements, (4) if reasonably requested by Lender, Borrower shall deliver to Lender an updated nonconsolidation opinion satisfactory to Lender and such other updated legal opinions, certifications and evidence of compliance with this Agreement as Lender shall reasonably require, (5) such Transfer shall have no adverse effect on Lender, (6) with respect to a Permitted TRS Contribution Agreement, to the extent not already covered by the Loan Documents, Borrower shall have caused the rights of both parties under such agreement to be pledged to Lender as additional collateral for the Loan in a manner reasonably satisfactory to Lender and (7) Borrower shall pay all reasonable costs and expenses of Lender in connection with the foregoing;

(ii)                                so long as no Event of Default is then continuing, Borrower may obtain the release of up to and including 80% of the indirect equity interests in any Property Owner in the aggregate from the Liens of the Loan Documents in connection with the sale of such equity interests to an unaffiliated third party that enters into a Qualified Joint Venture Agreement with Borrower, provided that (1) at the time of each such release, Borrower shall prepay the Loan, in accordance with Section 2.1, in an amount equal to the applicable Unaffiliated Release Price for such Joint Venture Property, provided that, solely for these purposes, (i) the amount specified in clause (x) of the definition of “Unaffiliated Release Price” shall be multiplied by the percentage of the joint venture interest being Transferred, and (ii) the percentage specified in clause (y) of the definition of Unaffiliated Release Price shall be replaced with “100%”, which prepayment shall be accompanied by the other amounts specified in Section 2.1, (2) DSCR for the Test Period most recently ended, recalculated to include only Borrower’s share of income and expense attributable to the Properties remaining after the contemplated sale and to exclude the interest expense and principal payments on the aggregate amount to be prepaid, shall be equal to or greater than DSCR immediately prior to such sale (as reasonably determined by Lender), (3) after giving effect to such release, the aggregate Senior Collateral Value shall not be less than 120% of the sum of the Principal Indebtedness and the Junior Mezzanine Loan Principal Indebtedness (as reasonably determined by Lender), (4) Borrower shall reimburse Lender for any actual reasonable out-of-pocket costs and expenses incurred by Lender in connection with this Section (including the reasonable fees and expenses of legal counsel and the Servicer), (5) Lender shall retain a first-priority perfected pledge of the remaining equity interests in such Property Owner, which shall not be less than 20% of the equity therein; and (6) any subsequent sale of a Joint Venture Property shall be subject to the requirements of Section 2.2, except that, for purposes of this subsection (6) only, the Release Price payable in connection therewith shall be the Unaffiliated Release Price (taking into account 100% of the Aggregate Allocated Loan Amounts of the respective Properties, without reduction for prior equity sales) reduced by multiplying the amount specified in clause (x) of the definition of Unaffiliated Release Price by the percentage of the applicable joint venture not theretofore released;

(iii)                             one or more Encumbered Property Owners may transfer one or more Encumbered Properties to one or more newly formed Single-Purpose Entities Controlled by Sponsor, in connection with the incurrence of Permitted Debt pursuant to clause (iv) of the definition of “Permitted Debt”;

(iv)                            Borrower shall be permitted to Transfer Value Add Pool Equity pursuant to Section 2.3; and

(v)                               a transfer of direct and/or indirect equity interests in connection with a foreclosure of the Junior Mezzanine Loan (or similar “in lieu” transaction) shall be permitted, subject to the intercreditor agreement between Lender and Junior Mezzanine Lender.

6.4.                            Debt.  Neither Borrower nor any Property Owner shall have any Debt, other than Permitted Debt.  No direct or indirect equityholder of Borrower or any Property Owner, other than Sponsor and any direct or indirect equityholder of Sponsor, shall have any debt, other than Permitted Debt.

6.5.                            Dissolution; Merger or Consolidation.  No Borrower, Property Owner that owns any assets nor, if applicable, any Single-Purpose Equityholder shall dissolve, terminate, liquidate, merge with or consolidate into another Person.

6.6.                            Change in Business.  No Borrower nor any Property Owner shall make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

6.7.                            Debt Cancellation.  No Borrower nor any Property Owner shall cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

6.8.                            Affiliate Transactions.  No Borrower nor any Property Owner shall enter into, or be a party to, any transaction with any Affiliate of Borrower, except on terms which are no less favorable to such Borrower or Property Owner than would be obtained in a comparable arm’s length transaction with an unrelated third party.

6.9.                            Misapplication of Funds.  No Borrower shall (a) distribute any Revenue or Loss Proceeds in violation of the provisions of this Agreement (and shall promptly cause the reversal of any such distributions made in error of which Borrower becomes aware), (b) fail to remit or cause to be remitted amounts to the Cash Management Account as required by Section 3.1 (including, without limitation, all Distributions), or (c) misappropriate any security deposit or portion thereof.

6.10.                      Jurisdiction of Formation.  No Borrower or Property Owner shall change its jurisdiction of formation without receiving Lender’s prior written consent and promptly providing Lender such information and replacement Uniform Commercial Code financing statements and legal opinions as Lender may reasonably request in connection therewith.

6.11.                      Modifications and Waivers.  Unless otherwise consented to in writing by Lender:

(i)                                   No Borrower or Property Owner shall amend, modify, terminate, renew, or surrender any rights or remedies under any Major Lease, or enter into any Major Lease, except in compliance with Section 5.7;

(ii)                                Except for changing its registered agent and principal place of business (in each case, upon advance written notice to Lender), no Borrower or Property Owner nor, if applicable, any Single-Purpose Equityholder shall terminate, amend or modify its organizational documents (including, without limitation, any operating agreement, limited partnership agreement, by-laws, certificate of formation, certificate of limited partnership or certificate of incorporation) in a manner which (x) could reasonably be expected to affect its qualification as a Single-Purpose Entity, with respect to entities required to be Single-Purpose entities hereunder or (y) could reasonably be expected to result in a Material Adverse Effect; and

(iii)                             No Borrower or Property Owner shall terminate, materially amend or materially modify the Approved Management Agreement without the consent of Lender not to be unreasonably withheld, conditioned or delayed.

6.12.                      ERISA.

(a)                                No Borrower shall maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of Borrower (except for Sponsor and any ERISA Affiliate that is an equityholder in Sponsor) to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b)                               No Borrower shall engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Mortgages or any other Loan Document) to be a non-exempt prohibited transaction under such provisions.

6.13.                      Alterations and Expansions.  During the continuance of any Event of Default, no Borrower or Property Owner shall perform or contract to perform any Capital Expenditures that are not consistent with the Approved Annual Budget.  No Borrower or Property Owner shall perform or contract to perform any Material Alteration without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, conditioned or delayed.  If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time.  Borrower shall, within 30 days of demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.

6.14.                      Advances and Investments.  No Borrower or Property Owner shall lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, any Person, except for Permitted Investments, or issue any additional equity interests.  No Borrower or Property Owner shall make any capital contribution to any Person that is not a Borrower or a Property Owner .

6.15.                      Single-Purpose Entity.  No Borrower shall cease to be a Single-Purpose Entity.

6.16.                      Zoning and Uses.  No Borrower or Property Owner shall do any of the following with respect to any of the Properties without the prior written consent of Lender (such consent not to be unreasonably withheld, delayed or conditioned), except, as to clause (ii) below, to the extent the same is commercially reasonable and not reasonably expected to have a Material Adverse Effect:

(i)                                   initiate or support any limiting change in the permitted uses of any of the Properties (or to the extent applicable, zoning reclassification of any of the Properties) or any portion thereof, seek any material variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to a Property, or use or permit the use of a Property in a manner that would result in the use of such Property becoming a nonconforming use (other than a legal nonconforming use) in any material respect under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, Material Agreement or Legal Requirement in any material respect;

(ii)                                consent to any modification, amendment or supplement to any of the terms of, or materially default in its obligations under, any Permitted Encumbrance, to the extent the same would result in a Material Adverse Effect;

(iii)                             impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon a Property in any manner that adversely affects in any material respect its value, utility or transferability;

(iv)                            execute or file any subdivision plat affecting any of the Properties, or institute, or permit the institution of, proceedings to alter any tax lot comprising any of the Properties;

(v)                               amend, modify, surrender, terminate or waive any material rights or remedies under, or enter into, or default (beyond applicable grace, cure or notice periods) in its material obligations under, any Material Agreement in any manner that might diminish (x) the value of the applicable Property or Properties or (y) the rights of any Borrower or Property Owner or Lender thereunder;

(vi)                            amend, modify, surrender, terminate or waive any material rights or remedies under, or enter into, or default (beyond applicable grace, cure or notice periods) in its material obligations under, any Ground Lease in any manner that might diminish (x) the value of the applicable Property or Properties or (y) the rights of any Borrower or Property Owner or Lender thereunder; or

(vii)                         permit or consent to any of the Properties being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

6.17.                      Waste.  No Borrower or Property Owner shall commit or permit any Waste on any of the Properties, nor take any actions that might invalidate any insurance carried on any of the Properties (and Borrower or Property Owner shall promptly correct any such actions of which Borrower or Property Owner becomes aware).

ARTICLE VII

DEFAULTS

7.1.                            Event of Default.  The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder:

(a)                                Payment.

(i)                                   Borrower shall default in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder); or

(ii)                                Borrower shall default, and such default shall continue for at least five Business Days after written notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents (other than principal and interest owing hereunder or under the Note).

(b)                               Representations.  Any representation made by Borrower or Sponsor in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, with respect to any representation which itself contains a materiality qualifier, in any respect) as of the date such representation was made, which failure, if capable of being cured or remedied, has not been cured or remedied within 15 days after written notice to Borrower of such failure.

(c)                                Other Loan Documents.  Any Loan Document shall fail to be in full force and effect or to convey the material Liens, rights, powers and privileges purported to be created thereby; or a default shall occur under any of the other Loan Documents, any of the Ground Leases (to the extent such default would entitle the lessor thereunder to terminate the Ground Lease) or under any Qualified Joint Venture Agreement, in each case beyond the expiration of any applicable cure period (provided that if a default occurs under a Loan Document and no cure period is provided therein, and such Loan Document does not characterize such default as an “Event of Default”, then clause (k) hereof shall apply).

(d)                               Bankruptcy, etc.

(i)                                   Any Borrower, any Property Owner, any Joint Venture Owner or, if applicable, any Single-Purpose Equityholder shall commence a voluntary case concerning itself under Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the “Bankruptcy Code”);

(ii)                                Any Borrower, any Property Owner, any Joint Venture Owner or, if applicable, any Single-Purpose Equityholder shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to such Borrower, Property Owner, Joint Venture Owner or Single-Purpose Equityholder, or shall dissolve or otherwise cease to exist;

(iii)                             there is commenced against any Borrower, any Property Owner, any Joint Venture Owner or, if applicable, any Single-Purpose Equityholder an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of 60 days after commencement;

(iv)                            Any Borrower, any Property Owner, any Joint Venture Owner or, if applicable, any Single-Purpose Equityholder is adjudicated insolvent or bankrupt;

(v)                               Any Borrower, any Property Owner, any Joint Venture Owner or, if applicable, any Single-Purpose Equityholder suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 60 days after commencement of such appointment;

(vi)                            Any Borrower, any Property Owner, any Joint Venture Owner or, if applicable, any Single-Purpose Equityholder makes a general assignment for the benefit of creditors; or

(vii)                         any action is taken by any Borrower, Property Owner, Joint Venture Owner or, if applicable, any Single-Purpose Equityholder for the purpose of effecting any of the foregoing.

(e)                                Change of Control.

(i)                                   A Change of Control shall occur; or

(ii)                                except as expressly permitted hereunder, any party shall acquire any direct or indirect equity interest in any Borrower, Property Owner or Single-Purpose Equityholder (even if not constituting a Change of Control), other than a direct or indirect equity interest in Sponsor; or

(iii)                             any party shall acquire more than 49% of the direct or indirect equity interest in Borrower or a Single-Purpose Equityholder (even if not constituting a Change of Control), other than a direct or indirect equity interest in Sponsor, and Borrower shall fail to deliver to Lender with respect to such new equityholder a new non-consolidation opinion satisfactory to (A) prior to the occurrence of any Securitization of the Loan, Lender in its reasonable discretion, and (B) at any time following any Securitization or series of Securitizations of the Loan, each of the Rating Agencies rating such Securitization or Securitizations.

(f)                                  Equity Pledge; Preferred Equity.  Any direct or indirect equity interest in or right to distributions from any Borrower, Property Owner or Joint Venture Owner shall be subject to a Lien in favor of any Person, or any such party or any holder of a direct or indirect interest in any such party shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); except that the following shall be permitted:

(i)                                   any pledge of direct and indirect equity interests in and rights to distributions from Sponsor;

(ii)                                the issuance of preferred equity interests in Sponsor;

(iii)                             the pledges in favor of Lender created by the Loan Documents; and

(iv)                            the pledge to Junior Mezzanine Lender of 100% of the equity interests in GKK Stars Acquisition LLC as security for the Junior Mezzanine Loan.

(g)                               Insurance.  Borrower shall fail to maintain in full force and effect or cause to be maintained in full force and effect all Policies required hereunder.

(h)                               ERISA; Negative Covenants.  A default shall occur in the due performance or observance by any Borrower of any term, covenant or agreement contained in Section 5.8 or in Article VI; provided that if such default is susceptible of being cured, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof, for a default which can be cured by the payment of money, or for 30 days after Borrower receives written notice thereof, for a default which cannot be cured by the payment of money; or any ERISA Event with respect to a Plan shall have occurred and the same shall have a Material Adverse Effect.

(i)                                   Cross-Default.  An event of default shall occur and be continuing under any one or more Encumbered Property Loans, provided that (a) such event of default shall not constitute an Event of Default unless the aggregate outstanding principal amount of the applicable Encumbered Property Loans exceeds $30 million at the time such event of default is declared and such default is a monetary or material non-monetary event of default; and (b) if an event of default is declared under any Encumbered Property Loan solely due to a claim that the Transaction was prohibited thereunder, then same shall not constitute an Event of Default if Borrower complies with Section 5.24 within the time periods specified therein.

(j)                                   Certificates of Required Equity.  If any additional direct or indirect equity interests in any Property Owner or Borrower shall be issued and not pledged to Lender in a manner reasonably satisfactory to Lender.

(k)                                Other Covenants.  A default shall occur in the due performance or observance by any Borrower of any term, covenant or agreement (other than those referred to in subsections (a) through (j), inclusive, of this Section 7.1) contained in this Agreement or in any of the other Loan Documents, except that if such default referred to in this subsection (k) is susceptible of being cured, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof, for a default which can be cured by the payment of money, or for 30 days after Borrower receives written notice thereof, for a default which cannot be cured by the payment of money; and if a default cannot be cured by the payment of money but is susceptible of being cured and cannot reasonably be cured within such 30-day period, and Borrower commences to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 120 days from the original notice.

7.2.                            Remedies.

(a)                                During the continuance of an Event of Default, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, and the other Loan Documents, at law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in paragraph 7.1(d) shall occur, then the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender.  Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.

(b)                               If Lender forecloses on any of the Collateral, Lender shall apply all net proceeds of such foreclosure to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Collateral and the other Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that at the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Indebtedness.

(c)                                During the continuance of any Event of Default (including an Event of Default resulting from a failure to satisfy the insurance requirements specified herein), Lender may, subject to the terms of the Encumbered Property Debt Documents, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default.  Subject to the Encumbered Property Debt Documents, Lender may enter upon any or all of the Properties upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral or to foreclose on the Collateral or collect the Indebtedness.  The costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Loan Documents and shall be due and payable to Lender upon demand therefor.

(d)                               Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.

7.3.                            No Waiver.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed by Lender to be expedient.  A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

7.4.                            Application of Payments after an Event of Default. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender’s sole discretion either toward the components of the Indebtedness (e.g., Lender’s expenses in enforcing the Loan, interest, principal and other amounts payable hereunder), and the Note Components in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1.                            Conditions Precedent to Closing.  This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived by Lender), it being agreed that Lender’s funding of the Loan shall constitute Lender’s agreement that such conditions have been satisfied or waived unless the parties shall otherwise have agreed in writing:

(a)           Loan Documents.  Lender shall have received a duly executed copy of each Loan Document.  Each Loan Document which is to be recorded in the public records shall be in form suitable for recording.

(b)           Collateral Accounts.  Each of the Collateral Accounts shall have been established with the Cash Management Bank and funded to the extent required under Article III.

(c)           Opinions of Counsel. Lender shall have received legal opinions reasonably satisfactory to Lender.

(d)           Organizational Documents.  Lender shall have received all documents reasonably requested by Lender relating to the existence of each Borrower, the validity of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender, including:

(i)            Authorizing Resolutions.  A certified copy of the resolutions approving and adopting the Loan Documents to be executed by Borrower and authorizing the execution and delivery thereof.

(ii)           Organizational Documents.  Certified copies of the organizational documents of each Borrower and, if applicable, any Single-Purpose Equityholder (including any certificate of formation, certificate of limited partnership, certificate of incorporation, operating agreement, limited partnership agreement or by-laws), in each case together with all amendments thereto.

(iii)          Certificates of Good Standing or Existence.  Certificates of good standing or existence for each Borrower and, if applicable, any Single-Purpose Equityholder issued as of a recent date by its state of organization and by each state in which one of the Properties is located.

(iv)          Certificates.  Original limited liability company or partnership interest certificates, as the case may be, executed in blank for AFRT and American Financial TRS, Inc.

(e)           Lease; Material Agreements.  Lender shall have received, with respect to each Property (i) true and complete copies of all Material Agreements, Leases, Ground Leases, recorded reciprocal easement agreements (and similar documents) and (ii) all rent rolls and material contracts to the extent available to Borrower without material cost or expense.

(f)            Lien Search Reports.  Lender shall have received satisfactory reports of Uniform Commercial Code, tax lien, bankruptcy and judgment searches conducted by a search firm acceptable to Lender with respect to the Properties and each Borrower (including each Borrower’s immediate predecessor, if any, and to the extent reasonably required, subsidiaries of each Borrower), such searches to be conducted in such locations as Lender shall have requested.

(g)           Material Litigation.  Lender shall have received a schedule of all material outstanding litigation that is not fully covered by insurance.

(h)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date either before or after the execution and delivery of this Agreement.

(i)            No Injunction.  No Legal Requirement shall exist, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(j)            Representations.  The representations in this Agreement and in the other Loan Documents shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on such date.

(k)           Estoppel Letters.  To the extent obtained by Borrower through the exercise of reasonably diligent efforts, Borrower shall have delivered to Lender estoppel certificates from each Tenant under a Lease and each lessor under a Ground Lease, in each case, which has been identified by Lender prior to the date hereof, each of which shall specify that Lender and its successors and assigns may rely thereon and otherwise be in such form and substance as shall be satisfactory to Lender.

(l)            Merger Agreement.  Lender shall have received a complete copy of the executed Merger Agreement (including all exhibits thereto) and each amendment thereto and all other related agreements.

(m)          No Material Adverse Effect.  No event or series of events shall have occurred which Lender reasonably believes has had or is reasonably likely to have a Portfolio Material Adverse Effect.

(n)           Transaction Costs.  Borrower shall have paid all transaction costs (or provided for the direct payment of such transaction costs by Lender from the proceeds of the Loan).

(o)           Insurance.  Lender shall have received certificates of insurance on ACORD Form 28, demonstrating insurance coverage in respect of the Properties of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement.  Such certificates shall indicate that Lender and its successors and assigns are named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee and mortgagee endorsement in favor of Lender, its successors and assigns.

(p)           Title.  Lender shall have received a marked, signed commitment to issue, or a pro-forma version of, a Qualified Title Insurance Policy in respect of each Mortgage Loan Property, listing only usual and customary permitted exceptions and such other exceptions reasonably approved by Lender.

(q)           UCC Insurance.  Lender shall have received one or more UCC “Eagle-9” title insurance policies insuring the equity pledges of the Loan Documents, subject only to usual and customary permitted exceptions and other exceptions reasonably approved by Lender, and a copy of the owner’s title insurance policy for each non-mortgaged Property, with a mezzanine endorsement or the equivalent in favor of Lender if available (except that Borrower shall not be required to purchase new or updated owners’ policies).

(r)            Zoning.  Lender shall have received zoning reports with respect to (x) each Mortgage Loan Property, and (y) each other Property that Lender reasonably determines necessary in order to syndicate the Loan, satisfy regulatory requirements, resolve any material issues arising from Lender’s due diligence, and/or pledge the Loan in connection with a repurchase or similar facility.

(s)           Permits; Certificate of Occupancy.  Lender shall have received a copy of all Permits necessary for the use and operation of each Property and the certificate(s) of occupancy, if required, for each Property, all of which shall be in form and substance reasonably satisfactory to Lender.

(t)            Engineering Report, Environmental Report and Appraisals.  Lender shall have received existing appraisals, Environmental Reports and engineering/seismic reports for each of the Properties, and shall have received updates thereof with respect to (x) each Mortgage Loan Property, and (y) each other Property that Lender reasonably determines necessary in order to syndicate the Loan, satisfy regulatory requirements, resolve any material issues arising from Lender’s due diligence, and/or pledge the Loan in connection with a repurchase or similar facility.  Providers of such reports shall be reasonably approved by Lender.  Each new appraisal shall conform to USPAP and FIRREA guidelines.

(u)           Qualified Survey.  Lender shall have received a Qualified Survey with respect to (x) each Mortgage Loan Property, and (y) each other Property that Lender reasonably determines necessary in order to syndicate the Loan, satisfy regulatory requirements, resolve any material issues arising from Lender’s due diligence, and/or pledge the Loan in connection with a repurchase or similar facility, which includes, without limitation, all such items as may be reasonably required by Lender, together with a certification from a surveyor and legal description for each Property reasonably acceptable to Lender.

(v)           Consents, Licenses, Approvals, etc.  Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(w)          Financial Information.  Lender shall have received (i) financial information relating to the Sponsor, Borrower and the Properties which is satisfactory to Lender, including current operating statements and historical operating statements for the past three years, to the extent available to Borrower without material cost or expense and (ii) a certified closing date balance sheet for Borrower and Sponsor.

(x)            Annual Budget.  Lender shall have received the 2008 Annual Budget with respect to the Properties.

(y)           Closing Statement.  Lender shall have received a reasonably detailed closing statement indicating all sources and uses of funds.

(z)            Additional Matters.  Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender.  All corporate and other proceedings, all other documents (including all documents referred to in this Agreement and not appearing as exhibits to this Agreement) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

ARTICLE IX

MISCELLANEOUS

9.1.          Successors.  Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party.  All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of Lender and its successors and assigns.

9.2.          GOVERNING LAW.

(A)          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(B)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, BORROWER OR THE SPONSOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK.  LENDER, BORROWER AND THE SPONSOR HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 9.4.

9.3.          Modification, Waiver in Writing.  Neither this Agreement nor any other Loan Document may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender.

9.4.      Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party to this Agreement, as the case may be, in a written notice to the other parties to this Agreement in the manner provided for in this Section).  ANY NOTICE OF DEFAULT UNDER ARTICLE VII OR ANY SIMILAR PROVISION OF ANY OF THE OTHER LOAN DOCUMENTS MUST PROVIDE, IN ORDER TO BE EFFECTIVE AS A NOTICE THEREUNDER, THAT IT IS BEING GIVEN AS A NOTICE OF DEFAULT WHICH IF NOT CURED WITHIN THE GRACE PERIOD CONTAINED IN THE LOAN DOCUMENTS WILL RESULT IN AN EVENT OF DEFAULT.  A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

If to Lender:

Goldman Sachs Commercial Mortgage Capital, L.P.
6011 Connection Drive, Suite 550
Irving, Texas 75039
Attention:  Michael Forbes

with copy to:

Goldman Sachs Mortgage Company

85 Broad Street, 11th Floor

New York, New York 10004

Attention:  Daniel Ottensoser and Rene Theriault

with copy to

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Michael Weinberger, Esq.

and

Citicorp North America, Inc.
388 Greenwich Street
New York, New York 10013
Attention:  Mr. David Bouton

with copy to

Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, New York  10153
Attention:  Samuel M. Zylberberg, Esq. (EG)

If to Borrower:

c/o Gramercy Capital Corp.
420 Lexington Avenue, 19th Floor
New York, New York 10170
Attention:  Robert R. Foley, Chief Operating Officer

with copies to:

c/o Gramercy Capital Corp.
420 Lexington Avenue, 19th Floor
New York, New York  10170
Attention:  Office of the General Counsel

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attention:  Jonathan L. Mechanic, Esq.

9.5.  TRIAL BY JURY.  LENDER, BORROWER AND THE SPONSOR, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER, BORROWER AND THE SPONSOR AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF LENDER, BORROWER AND SPONSOR IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LENDER, BORROWER AND THE SPONSOR, AS THE CASE MAY BE.

9.6.          Headings.  The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.7.          Assignment and Participation.

(a)           Except as explicitly set forth in Sections 2.1 and 2.2, Borrower may not sell, assign or transfer any interest in the Loan Documents or any portion thereof (including Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder).

(b)          Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion to sell one or more of the Notes or any interest therein (an “Assignment”) and/or sell a participation interest in one or more of the Notes (a “Participation”).  Borrower agrees reasonably to cooperate with Lender, at Lender’s request, in order to effectuate any such Assignment or Participation.  In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall at all times serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents or waivers or give notices, as the case may be) and to be the sole Lender to designate the account to which payments shall be made by Borrower to the Lenders hereunder (and Borrower may fully rely thereon, notwithstanding any contrary notice from any other Lender), and (iv) any assigning Lender that no longer holds any portion of the Loan shall deliver any Collateral held by it as Lender to the other Lenders or their custodian and, if reasonably requested by Borrower, shall deliver notices (prepared by Borrower and reasonably satisfactory to such assigning Lender) to Tenants and/or the Cash Management Bank confirming such assignment.  Goldman Sachs Mortgage Company or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as agent for Borrower, a register on which it shall enter the name or names of the registered owner or owners from time to time of the Notes.  Borrower agrees that upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate promissory notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note (and with such other changes as may be reasonably required to reflect that such Note evidences only a portion of the Loan and the provisions of clause (iii) above), upon return of the Note then being replaced. The assigning Lender shall notify in writing each of the other Lenders of any Assignment.  Each potential or actual assignee, participant or investor in a Securitization, and each Rating Agency, shall be entitled to receive all information received by Lender under this Agreement.  After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Lender of the identity and address of the assignee and the amount so assigned.  Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement which such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.

(c)           If, pursuant to this Section 9.7, any interest in this Agreement or any Note is transferred to any transferee that is not a U.S. Person, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Lender either Form W-8BEN or Form W-8ECI or any other form in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax on all interest payments hereunder, and (ii) to agree (for the benefit of Lender and Borrower) to provide the transferor Lender a new Form W-8BEN or Form W-8ECI or any forms reasonably requested in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(d)          Borrower shall bear its own costs and expenses incurred in connection with their compliance with any request by Lender under this Section 9.7.

(e)           Each Lender hereunder shall be individually and severally (and not jointly) liable for the satisfaction of its obligations hereunder and under the other Loan Documents.

9.8.         Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.9.         Preferences.  Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Notes or any other Loan Document.  During the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any portion thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

9.10.       Remedies of Borrower.  If a claim or adjudication is made that Lender or its agents have unreasonably delayed acting or acted unreasonably in any case where by law or under this Agreement, the Notes, or the other Loan Documents, any of such Persons has an obligation to act promptly or reasonably, Borrower agrees that no such Person shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking specific performance, injunctive relief and/or declaratory judgment, except in any instance in which it has been finally determined by a court of competent jurisdiction that Lender’s action, delay or inaction has constituted gross negligence, willful misconduct or an illegal act.

9.11.       Offsets, Counterclaims and Defenses.  All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoffs or counterclaims.  Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other

Loan Documents or the Indebtedness.  Any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan.

9.12.       No Joint Venture.  Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in any Mortgage Loan Property other than that of mortgagee or lender.

9.13.       Conflict; Construction of Documents.  In the event of any conflict between the provisions of this Agreement and the provisions of the Notes, the Mortgages or any of the other Loan Documents, the provisions of this Agreement shall prevail.

9.14.       Brokers and Financial Advisors.  Borrower represents that neither Borrower nor Sponsor have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrower agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement.  The provisions of this Section 9.14 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

9.15.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

9.16.       Estoppel Certificates.  Borrower and Lender each agrees at any time and from time to time, to execute, acknowledge and deliver to the other, within five Business Days after receipt of Lender’s or Borrower’s, as the case may be, written request therefor, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid, (C) in the case of Borrower’s estoppel, any offsets or defenses to the payment of the Indebtedness, (D) in the case of Borrower’s estoppel, that the Notes, this Agreement, and the other Loan Documents are valid, legal and binding obligations, (E) that the Loan Documents have not been modified or if modified, giving particulars of such modification, (F) in the case of Borrower’s estoppel, that to Borrower’s knowledge, Borrower is not in default under the Loan Documents (or specifying any such default), and in the case of Lender’s estoppel, that Lender has not delivered a written notice of default (or describing any such notice), and (G) such other matters as Lender or Borrower may reasonably request.  Any prospective purchaser of any interest in a Loan or any actual or prospective purchaser or holder of any direct or indirect interest in the Borrowers (to the extent permitted hereunder) shall be permitted to rely on such certificate.

9.17.       Payment of Expenses.  Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all reasonable out-of-pocket costs and expenses incurred by Lender (or any of its Affiliates) in connection with the origination and any post-closing restructuring of the Loan, including legal fees and disbursements, accounting fees, the Intercreditor Reallocation Expenses and the costs of the Appraisal, the Engineering Report, the Qualified Title Insurance Policy, the Qualified Survey, the Environmental Report and any other third-party diligence materials; (ii) all reasonable out-of-pocket costs and expenses incurred by Lender (or any of its Affiliates) in connection with (A) monitoring Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, in each case if and to the extent Lender has reasonable cause to suspect noncompliance, (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the other Loan Documents and any other documents or matters requested by Borrower or by Lender (C) filing and recording fees and expenses and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents, (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any Collateral, and (E) obtaining any Rating Confirmation required or requested by Borrower hereunder; and (iii) all actual out-of-pocket costs and expenses (including, if the Loan has been securitized and an Event of Default has occurred, customary special servicing fees resulting therefrom) incurred by Lender (or any of its Affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes).

9.18.       No Third-Party Beneficiaries.  This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

9.19.       Recourse.

(a)           The Loan shall be fully recourse to Borrower.  No recourse shall be had for the Loan against any other Person, including any Affiliate of Borrower or any officer, director, partner or equityholder of Borrower or any such Affiliate, except for (i) claims against Sponsor under the Guaranty and (ii) claims against Borrower and Sponsor under the Environmental Indemnity.

(b)          Borrower shall indemnify Lender and hold Lender harmless from and against any and all Damages to Lender (plus the legal and other expenses of enforcing the obligations of Borrower under this Section 9.19) resulting from or arising out of any of the following (the “Indemnified Liabilities”), which Indemnified Liabilities shall be guaranteed by Sponsor, jointly and severally, pursuant to the Guaranty:

(i)            any intentional material physical Waste with respect to any Property committed or permitted by any Borrower, the Sponsor or any of their respective Affiliates;

(ii)           any fraud, willful misconduct or intentional material misrepresentation committed by any Borrower, the Sponsor or any of their respective Affiliates;

(iii)          the misappropriation by any Borrower, the Sponsor or any of their respective Affiliates of any funds in violation of the Loan Documents (including misappropriation of Revenues, Distributions, security deposits and/or Loss Proceeds and the violation of the last sentence of Section 5.7(d));

(iv)         any breach by any Borrower or the Sponsor of any material representation or covenant regarding environmental matters contained in this Agreement or in the Environmental Indemnity;

(v)          the failure of any Borrower, at any time, to comply with Single-Purpose Entity requirements hereunder, in any material respect;

(vi)         any failure to pay income tax liabilities of non pass-through entities comprising any Borrower or its Affiliates;

(vii)        the failure of any Borrower to fully discharge prior to the Closing Date any liabilities, contingent or otherwise, associated with assets that were owned by Borrower or any of its Affiliates prior to the Closing Date (including all employee liabilities), other than the Properties and direct or indirect equity interests therein;

(viii)       failure to structure and consummate the Merger in a manner that does not give rise to a shareholder lawsuit;

(ix)          any liability of AFRT or its subsidiaries under any recourse carveout under any Encumbered Property Debt, guaranty or similar obligations, in each case in respect of Borrower, AFRT, Operating Partnership or any holding company;

(x)           any failure by Borrower to cause each holder of Encumbered Property Debt to add Lender as a party to whom all notices of default must be given under the Encumbered Debt Documents; and any failure by Borrower to instruct each holder of Encumbered Property Debt to accept any payment from or action taken by Lender during the continuance of a default thereunder as if it were received from or performed by the applicable Property Owner; and any failure by Borrower to remit to any holder of Encumbered Property Debt any amount proffered by Lender in order to cure a default thereunder pursuant to Section 5.21;

(xi)          any assumption fee, foreclosure fee or similar amount (and related expense reimbursements) owed by Lender to any holder of Encumbered Property Debt or related loan servicer as a result of, or in order to permit, a foreclosure or transfer in lieu of foreclosure of Collateral; and

(xii)         any failure of the representation made in Section 9.14 to be true and correct.

In addition to the foregoing (x) the Loan shall be fully recourse to Borrower and Sponsor, jointly and severally, upon (i)  any Transfer of Collateral or any Property, voluntary or collusive Lien on Collateral or any Property, or Change of Control which is prohibited hereunder or (ii) the occurrence of any filing by any Borrower, Junior Mezzanine Borrower or Property Owner under the Bankruptcy Code or any joining or colluding by any Borrower or any of their respective Affiliates (including Sponsor) in the filing of an involuntary case in respect of any Borrower, Junior Mezzanine Borrower or Property Owner under the Bankruptcy Code; and (y) in the event AFRT shall fail to comply with Section 5.24, the Loan shall be recourse to AFRT and Sponsor, jointly and severally, in an amount equal to the Release Price of the applicable Property, plus all related enforcement costs and any Damages resulting from a failure to release such Property pursuant hereto.

9.20.       Right of Set-Off.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by any Lender (including branches, agencies or Affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to any Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

9.21.       Exculpation of Lender.  Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of Appraisals of the Properties or other Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports which are contemplated in the Loan Documents.  Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

9.22.       Servicer.  Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by Servicer on Lender’s behalf, shall have the same force and effect as if Servicer were Lender.

Lender shall bear the cost of all servicing fees, costs and expenses other than those to which Lender is expressly entitled to reimbursement hereunder and under the other Loan Documents, including without limitation, the Cooperation Agreement.

9.23        Prior Agreements.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT THAT ANY ORIGINATION FEE SPECIFIED IN ANY TERM SHEET, COMMITMENT LETTER OR FEE LETTER SHALL BE AN OBLIGATION OF BORROWER AND SHALL BE PAID AT CLOSING, AND ANY INDEMNIFICATIONS,  FLEX PROVISION, EXIT FEES AND THE LIKE PROVIDED FOR THEREIN SHALL SURVIVE THE CLOSING).

Lender and Borrower are executing this Agreement as of the date first above written.

LENDER:

GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership

By:	Goldman Sachs Real Estate Funding
Corp., its general partner

	By:	/s/ Mark Buono
Name: Mark Buono
Title: Vice President

CITICORP NORTH AMERICA, INC., a New York corporation

By:	/s/ Angelica Sukiennik
Name: Angelica Sukiennik
Title: Authorized Signatory

[Signatures continue on following page]

1

BORROWERS:

The entities listed on Schedule A to this
signature page

By:	/s/ Edward J. Matey, Jr.
Name: Edward J. Matey, Jr.
Title: General Counsel and Vice President

Schedule A to Signature Page

GKK Stars Acquisition LLC (DE)

American Financial Realty Trust (MD)

First States Group, L.P. (DE)

American Financial TRS, Inc. (DE)

First States Group, LLC (DE)

First States Investors 104 Holdings, L.P.

(DE)

First States Investors 240 Holdings, LLC

(DE)

First States Investors 241 Holdings, LLC

(DE)

First States Investors 3300 Holdings, LLC

(DE)

First States Investors 4000A, L.P. (DE)

First States Investors 4100, LLC (DE)

First States Investors 4600 Holdings, LLC

(DE)

First States Investors 5000, LLC (DE)

First States Investors 6000, LLC

First States Investors 801, L.P. (PA)

First States Investors 923 Holdings, L.P.

First States Investors 927 Holdings, LLC

First States Investors Asset Group A, L.P.

First States Investors GS Pool A Holdings,

LLC (DE)

First States Investors GS Pool B Holdings,

LLC (DE)

First States Investors, L.P. (DE)

First States Partners III, L.P. (DE)

First States Partners, L.P.

First States Properties, L.P. (PA)

First States Wilmington JV, L.P.